LOAN AGREEMENT




                                 Among




                        NEW JERSEY NATIONAL BANK

             CHEMICAL BANK NEW JERSEY, NATIONAL ASSOCIATION


                                  and




                       VILLAGE SUPER MARKET, INC.



                             March   , 1994

                           TABLE OF CONTENTS

                                                              Page

SECTION I - DEFINITIONS
1.1           Capitalized Terms..........................       1
1.2           Interpretation.............................      12

SECTION II - REVOLVING LOAN
2.1           Amount of Loans............................      13
2.2           Loans In Excess of Maximum.................      13
2.3           [Intentionally Omitted]....................      13
2.4           Principal Payment..........................      13
2.5           Interest Payment...........................      13
2.6           Method of Borrowing........................      13
2.7           Loan Selection.............................      15
2.8           Use of Proceeds............................      15
2.9           Notes......................................      15
2.10          Letters of Credit..........................      16
2.11          Termination................................      16
2.12          Interest Rates For Revolving Loan..........      16
2.13          Calculation of Interest....................      16
2.14     Increased Cost.............................           17
2.15     Indemnity Against Funding Losses or
            Expenses................................           18
2.16     Basis for Determining InterBank Rate
            Inadequate or Unfair....................           18

SECTION III - TERM LOAN
3.1      Term Note..................................           19
3.2      Repayment..................................           19
3.3      Interest Rate..............................           19
3.4      Use of Proceeds............................           19

SECTION IV - CONVERTIBLE REVOLVING LOAN
4.1      Amount of Loans............................           19
4.2      Loans In Excess of Maximum.................           20
4.3      Conversion of Loans........................           20
4.4      Principal Payments.........................           21
4.5      Payment of Interest........................           21
4.6      Method of Borrowing........................           21
4.7      Loan Selection.............................           23
4.8      Use of Proceeds............................           25
4.9      Notes......................................           25
4.10     Termination................................           25
4.11     Interest Rates For Convertible
            Revolver Loan...........................           25
4.12     Calculation of Interest....................           26
4.13     Increased Cost.............................           26
4.14     Indemnity Against Funding Losses or........
            Expenses................................           27
4.15     Basis for Determining InterBank Rate
            Inadequate or Unfair....................           27
 SECTION V - PAYMENTS, PROCEEDS AND TERM
5.1      Manner of Payment..........................           28
5.2      Payment on Non-Banking Days................           28
5.3      Late Payments..............................           28
5.4      Prepayments................................           28
5.5      Prepayment Fees............................           28
5.6      Term.......................................           29
5.7      Interest Limits............................           29
5.8      Borrowings.................................           29
5.9      Certain Notices............................           30
5.10     Commitment Fees............................           30
5.11     Payment Generally..........................           30
5.12     Payments by Banks..........................           31

SECTION VI - REPRESENTATIONS AND WARRANTIES
6.1      Organization and Authority.................           32
6.2      No Conflicting Agreements or Laws..........           32
6.3      No Conflicting Litigation..................           32
6.4      Ownership of Subsidiaries..................           32
6.5      Liens Against Property.....................           33
6.6      Location of Property and Offices...........           33
6.7      Financial Information and Condition........           33
6.8      Environmental Matters......................           33
6.9      Taxes......................................           34
6.10     Name and History...........................           34
6.11     Controlling Interests......................           34
6.12     ERISA......................................           35
6.13     Margin Stock...............................           35
6.14     Compliance with Loan Documents.............           35
6.15     No Claims or Offsets.......................           35
6.16     Compliance with Laws.......................           35
6.17     Wakefern...................................           35
6.18     Accuracy of Statements.....................           36
6.19     Survival...................................           36

SECTION VII - AFFIRMATIVE COVENANTS
7.1      Protection of Property.....................           36
7.2      Insurance..................................           36
7.3      Financial Information......................           38
7.4      Notices to Bank............................           39
7.5      Further Assurances.........................           39
7.6      Complete Records...........................           40
7.7      Location of Offices........................           40
7.8      Inspection of Property and Records.........           40
7.9      Bank Accounts..............................           40
7.10     Debt to Tangible Net Worth.................           40
7.11     Decrease in Tangible Net Worth.............           41
7.12     Minimum Fixed Charge Coverage Ratio........           41
7.13     EBIT to Interest Ratio.....................           41
7.14     Taxes and Laws.............................           42
7.15     Banks' Expenses............................           42
 7.16    Indemnification............................           42
7.17     Cooperative Obligations....................           42
7.18     Simultaneous Liens.........................           43
7.19     Closing Requirements.......................           43

SECTION VIII - NEGATIVE COVENANTS
8.1      No Liens...................................           43
8.2      Hazardous Substances.......................           43
8.3      Other Liabilities..........................           43
8.4      Ownership and Organizational Changes.......           44
8.5      Dividend Limitations and Stock Repurchases.           44
8.6      Other Names................................           45
8.7      Change in Fiscal Year......................           45
8.8      Restricted Investments.....................           45
8.9      Different Business.........................           46
8.10     Prohibited Dispositions....................           46
8.11     Management Changes.........................           47
8.12     Assignment of Leases.......................           47
8.13     Capital Expenditures.......................           47
8.14     Prepayments................................           48

SECTION IX - EVENTS OF DEFAULT
9.1      Payments...................................           48
9.2      Other Obligations..........................           48
9.3      Representations............................           48
9.4      Consents...................................           48
9.5      Financial Information and Inspections......           49
9.6      Insurance..................................           49
9.7      Organizational Status......................           49
9.8      Warrants and Tax Liens.....................           49
9.9      Tax Audit..................................           49
9.10     Judgments..................................           49
9.11     Lien on Property...........................           49
9.12     Loss or Destruction........................           49
9.13     Insolvency.................................           50
9.14     Seizure of Property........................           50
9.15     Note Purchase Agreement....................           50
9.16     Leases.....................................           50
9.17     Enforceability.............................           50
9.18     Termination of Plan........................           50
9.19     Other Liabilities..........................           50
9.20     Material Adverse Change....................           51

SECTION X - REMEDIES
10.1     Acceleration...............................           51
10.2     Other Remedies.............................           51
10.3     Terminate Financing........................           51
10.4     Direct Recourse............................           51
10.5     Other Creditor Remedies....................           51
10.6     Collection Expenses........................           51
10.7     Other Expenses.............................           52
10.8     Increase in Interest.......................           52
10.9     Additional Rights of Banks.................           52
10.10    Pari Passu.................................           52

SECTION XI - THE AGENT: RELATIONS AMONG BANKS, ETC.

11.1     Appointment, Powers and Immunities of Agent           52
11.2     Reliance by Agent..........................           53
11.3     Defaults...................................           53
11.4     Rights of Agent as a Bank..................           54
11.5     Indemnification of Agent...................           54
11.6     Documents; Notices.........................           55
11.7     Non-Reliance on Agent and Other Banks......           55
11.8     Failure of Agent to Act....................           56
11.9     Resignation or Removal of Agent............           56
11.10    Amendments Concerning Agency Function......           56
11.11    Liability of Agent.........................           57
11.12    Transfer of Agency Function................           57
11.13    Non-Receipt of Funds the Agent.............           57
11.14    Several Obligations of Banks...............           57
11.15    Pro Rata Treatment of Loans, Etc...........           57
11.16    Sharing of Payments Among Banks............           58

SECTION XII - MISCELLANEOUS PROVISIONS
12.1     Waiver.....................................           58
12.2     Written Modifications......................           59
12.3     Demands and Notices........................           59
12.4     Governing Law..............................           59
12.5     Jurisdiction...............................           60
12.6     Partial Invalidity.........................           60
12.7     Successors and Assigns.....................           60
12.8     Additional Rights and Remedies.............           60
12.9     Further Assurances........................            60

SECTION XIII - NO JURY TRIAL...................                60


EXHIBITS TO LOAN AGREEMENT

A        CLOSING MEMORANDUM
B-1      REVOLVING NOTE (NJNB)
B-2      REVOLVING NOTE (CBNJ)
C-1      NJNB TERM NOTE
C-2      CBNJ TERM NOTE
D-1      CONVERTIBLE NOTE (NJNB)
D-2      CONVERTIBLE REVOLVER NOTE (CBNJ)
D-3      CONVERTIBLE REVOLVER NOTE - FIRST PRINCIPAL BALANCE
D-4      CONVERTIBLE REVOLVER NOTE - SECOND PRINCIPAL BALANCE
E        SAMPLE OPINION OF COMPANIES' COUNSEL
F        GUARANTY
G        NOTICE OF BORROWING FORM

                        NEW JERSEY NATIONAL BANK

                             LOAN AGREEMENT


This Loan Agreement is made this      day of March, 1994,


AMONG NEW JERSEY NATIONAL BANK ("NJNB"), a New Jersey banking corporation having its principal place of business at 51 John
         F. Kennedy Parkway, Short Hills, New Jersey 07078; and

     CHEMICAL BANK NEW JERSEY, NATIONAL ASSOCIATION, a national banking association having an office at East 36 Midland Avenue, Paramus, New Jersey 07652 ("CBNJ", each of CBNJ and NJNB individually a "Bank" and collectively the "Banks"),

     NEW JERSEY NATIONAL BANK, as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent")

AND VILLAGE SUPER MARKET, INC. (the "Borrower"), a New Jersey corporation having its principal place of business at 733
     Mountain Avenue, Springfield, New Jersey  07081,

     Purpose: This Loan Agreement is intended to set the terms of certain loans involving the Banks and the Borrower.

     In exchange of the mutual covenants in the Loan Documents and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties to this Loan Agreement hereby agree to the following terms, conditions and provisions:

                     SECTION I - DEFINITIONS

     1.1  Capitalized Terms.  The capitalized terms in this Loan
Agreement shall be defined as follows:

     "Affiliate" of a Person means another Person who directly or indirectly controls, is controlled by, or is under common control with such Person.

     "Banking Day" means any day excluding Saturday, Sunday and any day that in the State of New Jersey is a legal holiday or a day on which banking institutions are authorized by law to close.

     "Basis Point" means one one-hundredth (.01) of a percentage point.

     "Borrower" means the "Borrower" named in the caption of this Loan Agreement and its successors and assigns.

     "Capital Expenditure" means expenditures which have been or should be capitalized in accordance with GAAP, but excluding expenditures under Capital Leases.

     "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

     "COF" means each Bank's cost of funds for any borrowing hereunder, as determined by each Bank severally in its sole discretion.

     "Collateral" means any Property in which the Banks have been, or may be, granted an interest to provide security for any Obligation, including all of the Borrower's present and future deposit accounts of all kinds.

     "Commitment" means in the aggregate initially $20,000,000 with respect to NJNB and $10,000,000 with respect to CBNJ, as such amounts may be reduced from time to time pursuant to Sections 2.3 or 4.3 or otherwise hereunder, with the respective commitments as to the individual credit facilities hereunder being as follows:
(a)  Revolving Loan:  NJNB - $8,000,000, CBNJ - $4,000,000; (b)
Term Loan:  NJNB - $6,666,666.67, CBNJ - $3,333,333.33; and (c)
Convertible Revolver:  NJNB - $5,333,333.33, CBNJ - $2,666,666.67.

     "Commitment Letter" means the letter dated January 31, 1994 from the Banks to the Borrower that sets forth certain terms of the loans that are being made pursuant to this Loan Agreement.

     "Company" means any of Borrower and the Subsidiaries.
"Companies" means Borrower and all of the Subsidiaries.

     "Conversion Dates" means the First Conversion Date and the
Second Conversion Date.

     "Convertible Revolver" or "Convertible Revolver Loans" means the revolving credit facility converting to a term loan provided for in Article IV hereof.

     "Convertible Revolver Notes" means collectively the Convertible Revolver Notes of this date from Borrower to the order of the Banks evidencing the Convertible Revolver, the Convertible Revolver Notes to be dated as of each Conversion Date from the Borrower to the order of the Banks and any amendments or modifications thereof or substitutions therefor. A copy of each of the initial Convertible Revolver Notes is annexed to this Loan Agreement as "Exhibits D-1 and D-2". A copy of a form of Convertible Revolver Note to be issued by the Borrower on each Conversion Date is annexed to this Loan Agreement as "Exhibits D-3 and D-4."

     "Current Maturities of Long Term Debt" means all payments under notes, bonds, mortgages, Capitalized Leases and other long-term indebtedness having an initial maturity of more than one
(1) year at inception, that will be due and payable by the Companies within the next twelve (12) months after the applicable balance sheet date, calculated on a consolidated basis in accordance with GAAP, but excluding any balance due on the Revolving Loan.

     "Date of Closing" means the date of the execution and delivery of this Loan Agreement.

     "Debt to Tangible Net Worth Ratio" means the Companies' total Liabilities over the Companies' Tangible Net Worth, calculated on a consolidated basis in accordance with GAAP.

     "Default" means any condition or event that, with notice or lapse of time, would give rise to an Event of Default.

     "EBIT" means Net Income of the Companies before interest expense, taxes and any items of extraordinary income or expense, all as computed in accordance with GAAP.

     "EBIT to Interest Ratio" means, as of the end of each Fiscal Quarter, EBIT (but excluding any gains or losses on the sale of any stores) for the four (4) prior Fiscal Quarters (inclusive of the most recently completed Fiscal Quarter) divided by total interest expense for the Companies for such four Fiscal Quarters, all as computed in accordance with GAAP; except that for the Fiscal Quarter ended in January 1994, such Ratio shall be measured and tested for only the one (1) Fiscal Quarter then ended and for the Fiscal Quarter ended in April 1994, such Ratio shall be measured and tested for only the two (2) Fiscal Quarters then ended.

     "EBIT to Sales Ratio" means as of the end of each Fiscal Quarter, EBIT before LIFO expense for the four (4) prior Fiscal Quarters (inclusive of the most recently completed Fiscal Quarter) divided by sales of the Companies for the same Fiscal Quarters, all as computed in accordance with GAAP.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time, and the regulations promulgated thereunder.

     "Event of Default" means any event of default listed in
Section IX.

     "Eurodollar Banking Day" means any Banking Day on which dealings in dollar deposits are conducted by and among banks in the London Eurodollar market and which is not a day on which banking institutions in New York that serve as domestic correspondents for the London Eurodollar market are authorized to close.

     "Eurodollar Loan" means any portion of the Revolving Loan or the Convertible Revolver that is based on the Eurodollar Rate.

     "Eurodollar Margin" means a number of Basis Points determined as follows:

     If the EBIT to
     Sales Ratio com-
     puted at the end          Then the Eurodollar
     of the immediate-         Margin for the current
     ly prior Fiscal           Fiscal Quarter shall
     Quarter was:              be:


     < = .90                   175 Basis Points
     .91 to 1.00               160 Basis Points
     1.01 to 1.30              150 Basis Points
     > = 1.31                  130 Basis Points.

     "Eurodollar Period" means, as to each Eurodollar Loan, the period commencing on the date specified by Borrower and ending on a day that is a multiple of 30 days and is no more than 360 days thereafter, as specified by Borrower in the applicable Notice of Borrowing provided that:

     (a) The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

     (b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the next succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Banking Day; and

     (c) No Eurodollar Period shall extend beyond the Maturity
     Date for the particular credit facility to which it is being applied.

     "Eurodollar Rate" means the rate per annum determined pursuant to the following formula:


ED       =    [LIBOR]*
              [ 1.00 - EDRP]

ED       =    Eurodollar Rate
LIBOR    =    London Interbank Offering Rate
EDRP     =    Eurodollar Reserve Percentage

(*the amount in brackets being rounded upwards, if necessary, to the next higher 1/16 of 1%).

The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve
Percentage as it applies to Eurocurrency liabilities, unless such change does not effect the cost to the Banks of maintaining the Eurodollar Loan during the Eurodollar Period.

         "Eurodollar Reserve Percentage" means, with respect to any Eurodollar Loan, the percentage applicable to new time deposits representing the maximum aggregate incremental reserve, asset or special deposit requirements of the Banks (disregarding any offsetting amounts that may be available to the Banks to decrease such requirements to the extent that such offsetting amounts arose out of transactions other than those contemplated by this Agreement) under Regulation D and any other applicable loan laws with respect to new non-personal time deposits in an aggregate amount equal to the amount of the Eurodollar Loan and for a time period comparable to the number of days in the applicable Eurodollar Period. The determination by the Banks of any applicable Eurodollar Reserve Percentage shall be conclusive in the absence of manifest error.

         "First Conversion Date" means December 31, 1994.

         "Fiscal Year" means the fiscal year for each Company which is the 52 or 53 week period ending on the last Saturday of the month of July of each calendar year.

         "Fiscal Quarter" means the four fiscal quarters in each Fiscal Year of the Borrower as adopted by the Borrower for reporting purposes with the Securities and Exchange Commission ("SEC") or (if the Borrower is no longer a reporting company with the SEC) as otherwise reasonably adopted by the Borrower in good faith.

         "Fixed Charge Coverage Ratio" means Net Income before interest, taxes, LIFO, depreciation, amortization, gains and/or losses on the sale of any store and rent expense for the four (4) prior Fiscal Quarters (inclusive of the most recently completed Fiscal Quarter) divided by the sum of interest expense, rent expense, taxes and Current Maturities of Long Term Debt for such period, all as computed in accordance with GAAP.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "Guarantor" means Village Liquor Shop, Inc., a wholly owned subsidiary of the Borrower.

         "Guaranty" shall mean the guaranty of Borrower's
Obligations to the Banks executed by Guarantor pursuant to a Continuing Guaranty Agreement dated this date in favor of the Banks in the form of "Exhibit F" to this Loan Agreement, as it may be amended or supplemented from time to time.

         "Hazardous Substance(s)" means any pollutants and dangerous substances including radon, and any "hazardous wastes" or "hazardous substances" as defined in the Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.), the Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Comprehensive Environmental Responsibility Compensation and Liability Act (42 U.S.C. 9601 et seq.) or any other state or federal environmental law or regulation.

         "Interest Payment Date" means:

                               (a) as to any Prime Loan or any
         Convertible Revolver Loan based on COF, the first day of each month and the applicable Maturity Date;

                               (b) as to the Term Loan, the first
         day of each month and the Term Loan Maturity Date;

                               (c) as to any Eurodollar Loan, the
         last day of each Eurodollar Period; provided, however, that when the applicable Eurodollar Period is 80 days or more, interest shall also be payable on the fifteenth day of the months of January, April, July and October.

         "Interest Period" means any Prime Period or Eurodollar
Period.

         "InsuRite" means Insure-Rite Ltd., a captive insurance
company owned by Wakefern, the Borrower and various other         entities.

         "Lending Office" means, for each Bank, the lending office of such Bank designated on the signature pages hereof or such other office of such Bank as such Bank may from time to time specify to the Agent and the Borrower as the office by which its Loans are to be maintained.

         "Liabilities" means, at any date, (i) the amount of all liabilities and obligations that, in accordance with GAAP, should be classified as liabilities as shown on the liability side of a consolidated balance sheet of the Borrower or Guarantor, as the case may be at such date inclusive of all amounts for deferred taxes and (ii) all guarantees and endorsements (including all indebtedness and liabilities guaranteed, directly or indirectly in any manner by Borrower or Guarantor, as the case may be).

         "LIBOR" means with respect to any Eurodollar Loan the rate at which the Agent is offered deposits in U.S. dollars at 4:00 p.m., London time, on the second Eurodollar Banking Day preceding the date of such Borrowing in the London Interbank Eurodollar Market for the relevant Eurodollar Period of the Eurodollar Loan and in an amount approximately equal to the amount of such Borrowing and in like funds. The Agent's determination of LIBOR shall be conclusive in the absence of manifest error.

         "Lien" means any mortgage, pledge, security interest, encumbrance, collateral assignment, lien or charge of any kind
(including any agreement to give any of the foregoing), any conditional sale or other title retention agreement or any lease in the nature thereof.

         "LIFO" means the LIFO provision for any period, computed in accordance with GAAP.

         "Loan" means any loan maintained by a Bank pursuant to Sections II, III or IV hereof.

         "Loan Agreement" means this Loan Agreement.

         "Loan Document(s)" means this Loan Agreement, the
Guaranty and all documents, notes, assignments, certificates and agreements of any kind listed, described or referenced on the Closing Memorandum annexed to this Loan Agreement as "Exhibit A" or otherwise executed in connection with this Loan Agreement.

         "Maturity Date" means (a) as to any Revolving Loan, March 31, 1997 (the "Revolving Loan Maturity Date"), (b) as to the Term
Loan, April 1, 2001 (the "Term Loan Maturity Date") and (c) as to the Convertible Revolver, January 1, 2001 (the "Convertible
Revolver Maturity Date").

         "Net Income" means net income for the Companies calculated on a consolidated basis in accordance with GAAP.

         "Note Purchase Agreement" means collectively (a) the note purchase agreement dated on or about August 18, 1987 involving Borrower and Travelers, and (b) the note purchase agreement dated on or about December 1, 1988 involving Borrower and Travelers, each as amended from time to time.

         "Notes" means collectively the Revolving Loan Note, the Term Note and any Convertible Revolver Note.

         "Notice of Borrowing" means the notice of borrowing as described in Sections 2.6(A) and 4.6(A).

         "Obligation(s)" means all debts, liabilities, duties and obligations owing by any Company to either Bank, whether direct or indirect, now existing or in the future created or acquired, contingent or non-contingent, due or to become due, liquidated or unliquidated, including those arising under the Term Loan, Revolving Loan, Convertible Revolver, Prior NJNB Loan, commitments of any kind by either Bank to, or on behalf of any Company, all expenses of either Bank to protect its interests under any Loan Documents, and all other debts and obligations relating to, or arising under, this Loan Agreement or any other Loan Document.

         "Obligor" means the Borrower or the Guarantor.

         "Opinion Letter" means the opinion letter from the Companies' counsel to the Banks and their counsel in the form annexed as "Exhibit E" to this Loan Agreement.

         "Permitted Encumbrance(s)" means any of the following:
(a) taxes, assessments and other governmental charges not yet due and payable or that can be paid without penalty, or that are currently being contested in good faith by appropriate proceedings; provided, the Companies shall have set aside on their books adequate reserves for any tax, assessment or other governmental charge so being contested; (b) workmen's, repairmen's, warehousemen's and carriers' liens and other similar Liens arising in the ordinary course of business for charges not delinquent or that are currently being contested in good faith by appropriate proceedings provided, the Borrower shall have set aside on its books adequate reserves for such Liens being contested; (c) easements, rights of way, exceptions, encroachments, reservations, restrictions, conditions or limitations that do not in the aggregate materially interfere with or impair the intended use of any property; (d) rights reserved to, or vested in, any municipality or governmental or other public authority that do not in the aggregate materially interfere with or impair the intended operation or use of any property, (e) Liens against assets of any Subsidiaries in favor of Borrower, (f) a purchase money mortgage in favor of Norman Sevell on certain land in Westfield, New Jersey in the original principal amount of $4,150,000, (g) liens on or in shares of capital stock of Wakefern owned by Borrower to secure Borrower's obligations to Wakefern to make capital contributions to Wakefern and indebtedness owing to Wakefern with respect to the purchase of inventory, (h) liens listed on Exhibit 6 to the Principal's Certificate and consented to by the Banks, (i) liens other than liens listed or described above securing in the aggregate Liabilities of less than Two Hundred Fifty Thousand Dollars ($250,000), and (j) liens in favor of the Banks.

         "Permitted Dispositions" means (a) the sale or disposition of the Companies' store facilities in Easton, Pennsylvania, Florham Park, New Jersey, South Orange, New Jersey, or Maplewood, New Jersey or its Bernardsville annex provided that any such disposition is made in an arms length transaction or (b) the sale or disposition of up to an aggregate of 50,000 square feet of selling space of stores other than those listed in (a) above, provided that any such disposition is made in an arm's-length transaction, and provided further that the Revolving Loan has not expired or otherwise matured or become due.

         "Person(s)" means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust, joint stock company, unincorporated organization, association, governmental agency or political subdivision.

         "Plan(s)" means each employee benefit plan maintained for employees of any Company, as defined in Section 3(2) of the Employee Retirement Income Act of 1974, as amended.

         "Prime" or "Prime Rate" means the rate of interest that NJNB adopts from time to time as its official Prime Rate. The Prime Rate is not tied to any external rate of interest or index and does not necessarily reflect the lowest rate of interest actually charged at any given time by NJNB to any particular class or category of customers of such Bank. Any change in the Prime Rate shall be effective immediately when adopted by NJNB, without notice to the Borrower.

         "Prime Loan" means any Revolving Loan or Convertible
Revolver Loan based on the Prime Rate or any portion of any Revolving Loan bearing interest at a rate that is based on the Prime.

         "Prime Period" means, as to each Prime Loan, the period commencing on the Banking Day specified by the Borrower in an applicable Notice of Borrowing or, as to any subsequent borrowing, on the applicable Interest Payment Date and ending on the Banking Day upon which Borrower chooses to repay that Prime Loan, provided that no Prime Period shall extend beyond the Maturity Date of the applicable credit facility.

         "Principal's Certificate" means the principal's certificate of this date given to the Banks by the president of Borrower.

         "Prior NJNB Loan" means the unsecured term loan in the original principal amount of $4.44 million, which loan is pari passu with the credit facilities described herein.

         "Property" means all property, rights and interests presently owned or in the future created or acquired by any Company, whether tangible or intangible, including realty, fixtures, goods, inventory, equipment, real property leases, stock, instruments, chattel paper, bank accounts and equipment leases, including the stock of the Subsidiaries, and the proceeds and products of the foregoing.

         "Revolving Loan" means the loans described in Section II.

         "Revolving Note" means collectively the Revolving Notes of this date from Borrower to the order of the Banks and any amendments or modifications thereof. A copy of each Revolving Note is annexed to this Loan Agreement as "Exhibits B-1 and B-2".

                     "Second Conversion Date" means December 31,
1995.

                     "Section" means a section of this Loan
Agreement.

                     "Subsidiaries" means the Guarantor or any other corporation or similar entity, a majority of the stock of which is owned directly or indirectly by the Borrower or the Guarantor.

                     "Sumas Family" means Nicholas Sumas, Perry
Sumas, James Sumas, Robert Sumas, William Sumas and John Sumas.

                     "Tangible Net Worth" means (x) total "assets" less (y) total "liabilities". For purposes of this definition "assets" and "liabilities" shall be determined in accordance with GAAP, except that there shall be (a) excluded from the definition of "assets" all intangible assets including organizational expenses, patents, trademarks, service marks, copyrights, goodwill, covenants not to compete, research and development costs, treasury stock, and monies due from principals and Affiliates and all unamortized debt discounts and deferred charges, and (b) deducted from "assets" reserves for depreciation, depletion, obsolescence and amortization and all other proper reserves that are required to be maintained pursuant to the Loan Agreement or that, in accordance with GAAP, should be established in connection with the business conducted by the Companies.

                     "Term" means the  duration of this Loan
Agreement as set forth in Section 5.6.

                     "Term Loan" means the loan described in
Section III.

                     "Term Note" means collectively the NJNB Term
Note and the CBNJ Term Note each of this date from the Borrower to the order of NJNB and CBNJ, respectively, evidencing in the aggregate the Term Loan and any amendments or modifications thereof. The "NJNB Term Note" shall be in the original principal amount of $6,666,666.67 and bear interest at the rate of 8.15% per annum. The "CBNJ Term Note" shall be in the original principal amount of $3,333,333.33 and bear interest at the rate of % per annum. A copy of each Term Note is annexed to this Loan Agreement as "Exhibits C-1 and C-2".

                     "Termination Event" means a "reportable
event" as defined in section 4043(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the filing of a notice to terminate under section 4041 of ERISA or any other event or condition that might constitute grounds under section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan.

                     "Travelers" means The Travelers Insurance
Company and The Travelers Indemnity Company.

                     "Wakefern" means Wakefern Food Corp., a New
Jersey corporation.

                     1.2  Interpretation.  Unless otherwise
specified, the following rules of construction shall apply to this Loan Agreement:

                     (A)  The term "any" shall be construed as if
followed by the phrase "one or more"; the term "including" shall be construed as if followed by the phrase "without limitation"; and the term "days" shall be construed as if preceded by the word "calendar", unless it is capitalized and is preceded by the word "Banking".

                     (B)  Singular words include the plural and
plural words include the singular.

                     (C)  Title headings and subheadings are for
organizational purposes only and neither add to, nor limit, the meaning of any provision.

                     (D)  All accounting terms not specifically
defined herein shall be construed in accordance with GAAP and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

                     (E) Any actions, determinations or decisions to be taken by the Banks hereunder shall require the consent of both Banks.

                   SECTION II - REVOLVING LOAN

                     Subject to the terms and conditions set forth in this Loan Agreement and the full satisfaction of all requirements in the Commitment Letter and of the Banks and their counsel, and the absence of any Default or Event of Default, the Banks severally will, from time to time, make loans to the Borrower in proportion to their Commitments, in such amounts and under such terms as set forth below:

                     2.1 Amount of Loans. The aggregate amount of all loans and extensions of credit at any time outstanding under the Revolving Loan shall not exceed TWELVE MILLION and 00/100 DOLLARS ($12,000,000). The Borrower may request that Revolving Loans be made in the form of a Prime Loan or Eurodollar Loan in accordance with the procedures, and subject to the limitations, set forth in this Loan Agreement. Until the Revolving Loan Maturity Date, in the absence of any Default or Event of Default; the Borrower may borrow, reborrow and repay the Revolving Loan so long as the aggregate outstanding balance is never in excess of $12,000,000.

                     2.2 Loans In Excess of Maximum. If, for any reason, the aggregate outstanding balance of the Revolving Loan should at any time exceed TWELVE MILLION AND 00/100 DOLLARS ($12,000,000), all sums advanced shall nonetheless constitute indebtedness under this Loan Agreement and shall be due and payable upon demand.

                     2.3 [Intentionally Omitted].

                     2.4 Principal Payment. The Borrower shall not be required to make principal payments prior to the Revolving Loan Maturity Date except as required under Section 2.2 or if there shall be an Event of Default. On the Revolving Loan Maturity Date, the Borrower shall repay the entire principal balance of the Revolving Loan outstanding as of the Revolving Loan Maturity Date together with all accrued interest and other sums then outstanding under the Revolving Loan, which shall all then be due and payable in full.

                     2.5 Interest Payment. Accrued interest on the daily principal balance is due and payable on each Interest Payment Date. Any interest not paid when due, in the Banks' discretion, and without limitation of any other right or remedy in any Loan Document (including the right to charge a late fee or to raise the interest rate after an Event of Default) may be added to the principal amount outstanding under the Revolving Loan and accrue interest at the Prime Rate and be payable upon demand.

                     2.6 Method of Borrowing.

                          (A) Notice of Borrowing.  To borrow or
to select a type of loan under the Revolving Loan, Borrower shall deliver to the Agent (or transmit by telecopier with the original to be mailed or delivered to the Agent on the same day) by 11:00 a.m. of any Banking Day an irrevocable Notice of Borrowing signed by an executive officer of the Borrower substantially in the form of the annexed Exhibit G specifying each of the following:

                               (i)  the proposed borrowing date
                     for a Revolving Loan which, (a) in the case of a Prime Loan may be the same Banking Day or, (b) in the case of a Eurodollar Loan shall be a Eurodollar Day at least two Banking Days thereafter;

                               (ii)  the type of loan requested;

                               (iii)  the amount of the proposed
                     borrowing which, in the case of a Prime Loan shall be at least $300,000 and in multiples of $100,000 and in the case of a Eurodollar Loan shall be in multiples of $1,500,000;

                               (iv) in the case of a Eurodollar
                     Loan, the duration of the Interest Period for each borrowing (which Interest Period
                     (a) shall be either 30, 60, 90, 180 or 360
                     days and (b) shall not extend beyond the Maturity Date) and;

                               (v)  instructions to the Agent as
                     to the deposit or transmittal of the
                     borrowed funds.

Amounts drawn on the Revolving Loan on the effective date of the Loan Agreement shall be deemed to be Prime Loans.

                          (B)  Determination of Rate.  For any
Eurodollar Loan, two Eurodollar Banking Days before the first day of the applicable Eurodollar Period, the Agent shall determine the applicable Eurodollar Rate and advise Borrower of that rate by telephone or telecopier. If by 11:30 a.m. of the day in which the Agent quotes any rate Borrower shall not have advised the Agent (by telephone with immediate telecopier confirmation) whether Borrower wishes to receive the quoted rate, then the Agent may, in its discretion, conclude that the Borrower has rejected the quoted rate and chosen instead to receive a Prime Loan in an amount equal to the Loan requested in the applicable Notice of Borrowing. The Agent's determination of any rate shall be conclusive, absent manifest error.

                          (C) Deduction for Amounts Due.  If any
Revolving Loan is to be made on a day on which Borrower is to repay any outstanding Loan, the Agent is authorized to apply proceeds from the new Loan to make that payment and advance to Borrower only the net amount of the new Loan after deducting the amount of the existing Loan payment including principal and accrued interest that had been due.

                     2.7  Loan Selection.

                          (A)  Revolving Loan.  During the term of
the Revolving Loan prior to 12:00 noon of the Banking Day prior to the Revolving Loan Maturity Date, by delivering a Notice of Borrowing pursuant to Section 2.6, the Borrower may (1) convert any Prime Loan to a Eurodollar Loan by giving the Agent the Notice of Borrowing two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period and (2) at the end of any Interest Period convert any Eurodollar Loan to any other type of Revolving Loan. The Borrower must select either a Eurodollar Rate or a Prime Rate for the entire amount of any advance, but may simultaneously have outstanding various types of Revolving Loans. The Borrower shall have no right to select an Interest Period for a Eurodollar Loan that would go beyond the Revolving Loan Maturity Date.

                          (B) Agent's Election of Rate.  If the
Agent does not receive a timely Notice of Borrowing prior to the expiration of any Interest Period for a Eurodollar Loan, the Borrower shall be deemed to have elected to pay in full that Eurodollar Loan at the end of the Interest Period out of the proceeds of a new Prime Loan. That new Prime Loan will be in a principal amount equal to the principal amount and, if Banks determine in their absolute discretion, accrued interest of the Eurodollar Loan that is being repaid and shall be deemed made automatically and contemporaneously with the payment of that Eurodollar Loan.

                     2.8  Use of Proceeds.  The proceeds of any
advances under the Revolving Loan will be used by the Borrower to fund general working capital and corporate purposes of the Companies or for any other purpose (but not new store construction). In addition, on the Date of Closing, the Borrower shall draw a Prime Loan against this Revolving Loan facility to the extent necessary to satisfy in full the balance of all indebtedness due to NJNB on its existing $20,000,000 revolving credit facility (after application of the proceeds described in Section 3.4 below) and shall use such proceeds to satisfy all such indebtedness to NJNB. The existing credit facility between NJNB and the Borrower is hereby deemed cancelled and the Borrower shall have absolutely no right to borrow thereunder.

                     2.9 Notes.  The Revolving Loan shall be
evidenced by the Revolving Note, a copy of which is annexed as Exhibits B-1 and B-2. The Agent will endeavor to record all advances, interest and payments on the Agent's records relating to the Revolving Note. The failure of the Agent to make any such record, however, shall not alter or impair the rights and remedies of the Banks if an advance has actually been made or the rights of Borrower if a payment has actually been delivered.

                     2.10 Letters of Credit. The Banks, in their discretion, may issue or process an application for, a letter of credit or any other credit accommodation on behalf of the Borrower. Any letters of credit hereunder may be issued by either Bank.
While there is no commitment to issue any letters of credit hereunder, the Banks agree between themselves that they will not permit the aggregate principal amount of letters of credit which may be outstanding hereunder to exceed One Million Dollars ($1,000,000). The Banks will also agree from time to time between themselves as to which Bank will issue any letter of credit. If any letters of credit are issued, the following terms shall also apply.

                     (a)  Any letters of credit issued by the
Banks will be in each Bank's customary form (individually a "Letter of Credit" and, collectively, the "Letters of Credit") for the account of the Borrower. Letters of Credit may be issued at any time and from time to time on or after the date hereof through the date which is forty-five (45) days before the Revolving Loan Maturity Date. The aggregate amount outstanding at any time of all Letters of Credit shall not exceed $1,000,000.00. The term of any Letter of Credit shall not exceed one year, and each such Letter of Credit shall have an expiry date which is not later than the Revolving Loan Maturity Date.

                     (b)  The Borrower shall notify the Agent and
the Banks at least ten (10) Business Days advance written notice of its request that either Bank issue a Letter of Credit. Each such notice shall be irrevocable and confirmed immediately by delivery to the Agent and the Banks of a Request for Letter of Credit in the issuing Bank's customary form, but without any accompanying terms and conditions which are inconsistent with this Agreement or the other Loan Documents. Upon issuance of a Letter of Credit, the issuing Bank shall promptly notify the other Bank of the issuance and the terms thereof.

                     (c)  Each request for a Letter of Credit
shall constitute a representation and warranty by the Borrower that, except as contemplated by the Loan Documents: (A) the representations and warranties set forth in Section VI hereof remain accurate as of the date of such request and (B) no Default or Event of Default exists under this Loan Agreement or any other Loan Document.

                     (d)  Each Letter of Credit outstanding shall
reduce the amount available under each Bank's Revolving Loan Commitment in an amount equal to such Bank's pro rata share of such Letter of Credit, and for the purposes of Section 2.1 each such Letter of Credit shall be deemed to be a use of each Bank's Revolving Loan Commitment to the extent of such Bank's pro rata share thereof. In connection with any Letter of Credit, the Agent may establish such other reserves against the Revolving Loan or any other Obligations as it deems appropriate.

                     (e)  Each payment by the issuing Bank under
a Letter of Credit shall be treated as a loan (a "Letter of Credit Loan") and shall be payable one (1) Business Day after notice of such payment is given to Borrower, or, if earlier, on the Revolving Loan Maturity Date. Upon making any payment under a Letter of Credit, the issuing Bank shall promptly give notice of the payment (a "Drawing Notice") to the other Bank, and each Bank shall reimburse the issuing Bank for its pro rata share of such Letter of Credit Loan not later than 2:00 p.m. on the next Business Day after the date of such Drawing Notice. The obligation of each Bank so to reimburse the issuing Bank shall be absolute and unconditional. Each Letter of Credit Loan outstanding also shall reduce the amount available under each Bank's Revolving Loan Commitment as under paragraph (d) above.

                     (f)  Each Letter of Credit Loan shall bear
interest on the outstanding principal amount thereof, for each day from the date such Letter of Credit Loan is made until the date payment is made in full, at a rate per annum equal to the Prime Rate in effect from time to time.

                     (g)  The obligation to repay each Letter of
Credit Loan in full, together with accrued interest thereon in accordance with this Agreement, shall be absolute, unconditional and irrevocable, under all circumstances whatsoever, and (without limiting the generality of the foregoing) shall not be affected by:

                     (i)  the use which may be made of the Letter
                     of Credit Loan or any acts or omissions of the drawer in connection therewith;

                     (ii) the validity or genuineness of
                     documents presented in connection with a drawing, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, provided that such documents appear on their face to comply with the terms of the Letter of Credit;

                     (iii) any irregularity in the transaction with respect to which the Letter of Credit is issued; or

                     (iv) the existence of any claim, set-off, defense or other right which the Borrower might have against the issuing Bank, the Agent or the Banks, or any of them, or any other Person, whether in connection with the Letter of Credit, the transaction contemplated by the Letter of Credit, or any unrelated transaction.

If all conditions to borrowing Revolving Loans are satisfied, the Borrower shall have the right to repay any Letter of Credit Loan with the proceeds of Revolving Loans made on or prior to the maturity of the Letter of Credit Loan.

                     (h)  The Borrower shall pay to the issuing
Bank a fee (the "Letter of Credit Fee") on the undrawn portion of all Letters of Credit at a rate per annum equal to one and one-quarter percent (1-1/4%) which shall be payable quarterly in advance on the first Business Day of each January, April, July and October to occur after the date hereof.

                     (i)  The Borrower shall pay to the issuing
Bank with respect to each Letter of Credit issued, the usual and customary administrative fees and other charges of the issuing Bank in connection with any Letter of Credit, including without limitation, all charges for the issuance of Letters of Credit, the negotiation of any draft paid pursuant to any Letter of Credit and any amendments or supplements thereto.

                     (j)  The issuing Bank shall remit to the
other Bank Letter of Credit Fees at the rate of one and one-eighth percent (1-1/8%) per annum [on such other Bank's pro rata share of the Letter of Credit] as and when paid by the Borrower. The balance of the Letter of Credit fees and the administrative fees and other charges described in paragraph (i) above will be for the account of the issuing Bank.

                     2.11 Termination. The provisions of this Loan Agreement that provide for the making of advances under the Revolving Loan shall expire automatically on 12:00 noon on the Banking Day before the Revolving Loan Maturity Date and may be terminated by the Banks at any time after the occurrence of any Default or Event of Default (unless subsequently cured to the satisfaction of the Banks prior to termination) and shall be terminated automatically upon the occurrence of any Event of Default described in Section 9.13.

                     2.12 Interest Rates For Revolving Loan.

                     The Borrower agrees to pay interest on the unpaid portion of Revolving Loans as follows:

                          (A)  for Prime Loans at a fluctuating
rate equal to the Prime Rate in effect from time to time; and

                          (B)  for each Eurodollar Loan at a fixed
rate equal to the sum of the Eurodollar Rate for that Loan plus the Eurodollar Margin.

                     2.13 Calculation of Interest. Interest shall be calculated on a 360-day year based on the number of days elapsed. After the last day of each Interest Period for any Loan the Agent shall endeavor to mail to the Borrower a statement of that Loan as of the last day of the Interest Period. That statement will be deemed to be correct unless the Borrower has delivered to the Agent specific written objections within thirty
(30) days of the Borrower's receipt.

                     2.14 Increased Cost. If at any time or from time to time any change occurring after the date hereof in any requirement of law, regulation, order, decree, treaty or directive or in the interpretation or application thereof by governmental authority or compliance by the Banks with any request or directive (whether or not having the force of law) occurring after the date hereof from any central bank or monetary authority or other governmental authority:

                          (A) does or shall subject the Banks to
any tax of any kind whatsoever with respect to this Loan Agreement or any Eurodollar Loan, or change the basis of taxation of payments to the Banks of principal, interest or other amount payable hereunder (except for changes in the rate or method of tax on the overall net income of the Banks in any jurisdiction); or

                          (B) does or shall impose, modify or hold
applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Banks which are not otherwise included in the determination of the Eurodollar Rate hereunder; or

                          (C) does or shall impose on the Banks
any other condition regarding this Loan Agreement or the Loans; and the result of any of the foregoing is to increase the cost to the Banks of making, renewing, converting or maintaining advances or extensions of credit as Eurodollar Loans, or to reduce any amount receivable in respect of such Eurodollar Loans, then, in any such case, the Banks will promptly notify the Borrower of the change and of the estimated amount of such cost increase or reduction in amount and Borrower shall promptly pay to the Banks upon their demand, such additional amount which will compensate the Banks for such additional cost or reduced amount receivable as the Banks deem to be material as determined by the Banks. If the Borrower becomes so obligated, at Borrower's option and upon two Eurodollar Business Days, prior notice by telephone or telegraph (to be confirmed promptly in writing) given by the Borrower to the Banks, the Borrower may (in lieu of paying such additional amounts as aforesaid): (i) terminate the obligation of the Banks to make or maintain Eurodollar Loans and/or (ii) convert all Eurodollar Loans then outstanding to any other type of Revolving Loan, as the case may be, by prepayment and reborrowing in the manner specified in this Loan Agreement. If any such conversion of a Eurodollar Loan is made on a day which is not the last day of an applicable Eurodollar Period, the Borrower shall pay to the Banks upon request such amount or amounts as may be necessary to compensate the Banks for any loss or expense sustained or incurred by the Banks in respect of the prepayment of such Eurodollar Loan as a result of such conversion. If the Bank becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrower thereof. A certificate as to any additional amounts payable pursuant to the foregoing submitted by an officer of the Banks to the Borrower shall be conclusive in the absence of manifest error.

                     2.15  Indemnity Against Funding Losses or
Expenses. The Borrower shall indemnify the Banks against any loss or expense that the Banks may, as a consequence of the Borrower's failure to make a payment on the due date thereof, sustain or incur in liquidating or employing deposits from third parties acquired to effect, fund or maintain any Eurodollar Loan or any part thereof; provided, however, that the Banks shall have a duty to mitigate any such loss or expense. If the Banks become entitled to claim any additional amounts pursuant to this Section, they shall promptly notify the Borrower.

                     2.16  Basis for Determining InterBank Rate
Inadequate or Unfair.  If with respect to any Eurodollar Period:

                          (A) the Agent determines that deposits
in dollars in the applicable amounts are not being offered to the Agent in the InterBank market for such Eurodollar Period, or

                          (B)  the Banks determine that the
applicable LIBOR will not adequately and fairly reflect the cost to the Banks of maintaining or funding a Eurodollar Loan for such Eurodollar Period, then, the Agent shall promptly notify Borrower and, until the Banks determine that the circumstances giving rise to such suspension no longer exist, the Banks' obligation to make future Eurodollar Loans shall be suspended.

                     SECTION III - TERM LOAN

                     Subject to the full satisfaction of all
requirements in the Commitment Letter and of the Banks and their counsel including the delivery of an Opinion Letter that is reasonably acceptable to the Banks, and the absence of any Default or Event of Default, the Banks severally agree to lend to the Borrower the aggregate principal sum of TEN MILLION and 00/100 DOLLARS ($10,000,000) in proportion to their Commitments on the following terms and conditions:

                     3.1  Term Note.  The Term Loan will be
evidenced by the Term Note, a copy of which is annexed as "Exhibits C-1 and C-2" and will be delivered to the Agent on the Date of Closing.

                     3.2 Repayment. The principal balance of the Term Loan shall be repaid as follows: (a) Interest only on the first day of each month commencing April 1, 1994 through July 1, 1994. Thereafter, eighty (80) equal consecutive monthly installments of FIFTY-FIVE THOUSAND FIVE HUNDRED FIFTY-FIVE and 56/100 DOLLARS ($55,555.56) each, commencing on the first day of the month of August, 1994, and on the first day of each month consecutively thereafter until the first day of the month of April, 2001, when the final principal installment of FIVE MILLION FIVE HUNDRED FIFTY-FIVE THOUSAND FIVE HUNDRED FIFTY-FIVE and 20/100 DOLLARS ($5,555,555.20) together with all accrued interest and other sums owing under the Term Loan, shall be due and payable. Accrued interest shall be due and payable on the first day of each month.

                     3.3  Interest Rate.  Interest on the daily
unpaid principal balance of the NJNB Term Loan shall be calculated at a rate of Eight and 15/100 Percent (8.15%) per annum. Interest on the unpaid principal balance of the CBNJ Term Loan shall be
calculated at a rate of    percent (  %) per annum [CBNJ COF plus
250 Basis Points]. Interest shall be calculated on a 360 day year based on the number of days elapsed.

                     3.4  Use of Proceeds.  All proceeds of the
Term Loan shall be used by the Borrower on the Date of Closing to repay in part its indebtedness due to NJNB on its existing $20 million revolving credit facility.

             SECTION IV - CONVERTIBLE REVOLVING LOAN

                     Subject to the full satisfaction of all
requirements in the Commitment Letter and of the Banks and their counsel including the delivery of an Opinion Letter that is acceptable to the Banks and the absence of any Default or Event of Default, the Banks will, from time to time severally make, in proportion to their Commitments, loans to the Borrower in such amounts and under such terms as set forth below:

                     4.1  Amount of Loans.  The aggregate amount
of all loans and extensions of credit outstanding at any time under the Convertible Revolver will not exceed EIGHT MILLION and 00/100 DOLLARS ($8,000,000). The Borrower may request that Convertible Revolver Loans be made in the form of a Prime Loan or a Eurodollar Loan in accordance with the procedures, and subject to the limitations set forth in this Loan Agreement. Until the Banking Day before the First Conversion Date, in the absence of any Default or Event of Default, the Borrower may borrow, reborrow and repay the Convertible Revolver Loan so long as the aggregate outstanding balance is never in excess of $8,000,000. Until the Second Conversion Date, in the absence of any Default or Event of Default, the Borrower may borrow, reborrow and repay the Convertible Revolver Loan so long as the aggregate outstanding balance of the net amounts borrowed on and after the First Conversion Date is never in excess of $8,000,000 less the First Principal Balance.

                     4.2 Loans In Excess of Maximum. If, for any reason, the outstanding balance of the Convertible Revolver Loan at any time exceeds EIGHT MILLION and 00/100 DOLLARS ($8,000,000), all sums advanced shall nonetheless constitute indebtedness under this Loan Agreement and shall be due and payable upon demand.

                     4.3  Conversion of Loans.  (a) At 12:00 noon
on the last Banking Day before the First Conversion Date, the Banks' several responsibility and Commitments to make any loans under the Convertible Revolver shall be reduced pro rata by an amount equal to the principal balance of the Convertible Revolver then outstanding (the "First Principal Balance"). Beginning on and after the First Conversion Date, the First Principal Balance shall be repayable by the Borrower in installments as set forth in
Section 4.4(a). On the First Conversion Date, the Borrower shall execute separate notes in the form of Exhibit D-3 annexed hereto in the principal amount of the First Principal Balance.

                     (b)  At the earlier of (i) the date of
occurrence of a Default or Event of Default (unless subsequently cured to the satisfaction of the Banks prior to termination) or
(ii) 12:00 noon on the last Banking Day before the Second Conversion Date, the Banks' responsibility and Commitments to make any loans under the Convertible Revolver shall automatically cease. Beginning on and after the Conversion Date, all principal outstanding under the Convertible Revolver on the Second Conversion Date exclusive of the First Principal Balance being repaid pursuant to Section 4.4(a) below) (the "Second Principal Balance") shall be repayable in installments as set forth in Section 4.4(b). On the Second Conversion Date, the Borrower shall execute a separate note in the form of Exhibit D-4 annexed hereto in the principal amount of the Second Principal Balance.

                     4.4  Principal Payments.  (a) The Borrower
shall not be required to make principal payments prior to the First Conversion Date except as required under Section 4.2 or if there shall be an Event of Default. After the First Conversion Date, the Borrower shall repay the First Principal Balance in Seventy One
(71) equal monthly principal installments based on a fifteen (15) year term [First Principal Balance divided by 180] beginning on the first (1st) day of the second month after the Conversion Date [February 1, 1995] and on the first (1st) day of each month consecutively thereafter until the first day of the Seventy Second
(72nd) month after the First Conversion Date when all principal, interest and other sums then outstanding under the Convertible Revolver shall be due and payable in full.

                     (b)  After the Second Conversion Date, the
Borrower shall repay the Second Principal Balance in Fifty-Nine
(59) equal monthly principal installments based on a fifteen (15) year term [Second Principal Balance divided by 180] beginning on the first (1st) day of the second month after the Second Conversion Date [February 1, 1996] and on the first (1st) day of each month consecutively thereafter until the first day of the Sixtieth (60th) month after the Second Conversion Date when all principal, interest and other sums then outstanding under the Convertible Revolver shall be due and payable in full.

                     4.5  Payment of Interest.  Accrued interest
on the daily principal balance of the Convertible Revolver is due and payable on each Interest Payment Date. Any interest not paid when due, in the Banks' discretion and without limitation of any other right or remedy in any Loan Document (including the right to charge a late fee or to raise the interest rate after an Event of Default), may be added to the principal amount outstanding under the Convertible Revolver and accrue interest at the Prime Rate and be payable upon demand.

                     4.6 Method of Borrowing.

                          (A) Notice of Borrowing.  To borrow or
to select a type of loan under the Convertible Revolver, the Borrower shall deliver to the Agent (or transmit by telecopier with the original to be mailed or delivered to the Agent on the same day) by 11:00 a.m. of any Banking Day an irrevocable Notice of Borrowing signed by an executive officer of the Borrower substantially in the form of the annexed Exhibit G specifying each of the following:

                               (i)  the proposed borrowing date
                     for a Convertible Revolver Loan which, (a) in the case of a Prime Loan may be the same Banking Day or, (b) in the case of a Eurodollar Loan shall be a Eurodollar Day at least two (2) Banking Days thereafter;

                               (ii)  the type of loan requested;

                               (iii)  the amount of the proposed
                     borrowing which, in the case of a Prime Loan shall be at least $300,000 and in multiples of $100,000 and in the case of any EuroDollar Loans shall be in multiples of $1,500,000;

                               (iv)  in the case of a Eurodollar
                     Loan, the duration of the Interest Period for each borrowing (which Interest Period
                     (a) shall be either 30, 60 90, 180 or 360 days and (b) shall not extend beyond any Conversion Date); and

                               (v)  instructions to the Agent as
                     to the deposit or transmittal of the
                     borrowed funds.

                          (B)  Determination of Rate.  For any
Eurodollar Loan, two Eurodollar Banking Days before the first day of the applicable Eurodollar Period, the Agent shall determine the applicable Eurodollar Rate and advise the Borrower of that rate by telephone or telecopier. If by 11:30 a.m. New York City time of the day in which the Agent quotes any rate the Borrower shall not have advised the Agent (by telephone with immediate telecopier confirmation) whether Borrower wishes to receive the quoted rate, then the Agent may, in its discretion, conclude that the Borrower has rejected the quoted rate and chosen instead to receive a Prime Loan in an amount equal to the Loan requested in the applicable Notice of Borrowing. For any Loan based on a Bank's COF, each Bank shall advise the Borrower of its COF within two (2) days of any request for such a rate by the Borrower after the First Conversion Date. If by 11:30 a.m. of the day in which the Banks quote a rate Borrower shall not have advised the Banks (by telephone with immediate telecopier confirmation) whether Borrower wishes to receive the quoted rate, then the Agent may, in its discretion, conclude that the Borrower has rejected the quoted rates and chosen instead to receive a Eurodollar Loan with a 30 day Interest Period, which rate shall be fixed by the Agent at the Eurodollar Rate plus 250 Basis Points without any further opportunity for the Borrower to accept or reject such Eurodollar Rate. The Borrower may only accept a COF Loan from any Bank if it accepts a COF Loan from both Banks at the rates so advised. The Banks' determination of any rate shall be conclusive, absent manifest error.

                          (C) Deduction for Amounts Due.  If any
Convertible Revolver Loan is to be made on a day on which Borrower is to repay any outstanding Loan, the Agent is authorized to apply proceeds from the new Loan to make that payment and advance to Borrower only the net amount of the new Loan after deducting the amount of the existing Loan payment including principal and accrued interest that had been due.

                     4.7  Loan Selection.

                          (A)  Revolving Loan.  During the term of
the Convertible Revolver Loan prior to the First Conversion Date (or, with respect the new borrowings in excess of the First Principal Balance, prior to the Second Conversion Data), by delivering a Notice of Borrowing pursuant to Section 4.6, the Borrower may (1) convert any Prime Rate Borrowing to a Eurodollar Loan by giving the Agent the Notice of Borrowing two Eurodollar Banking Days before the first day of the applicable Eurodollar Period and (2) at the end of any Interest Period convert any Eurodollar Loan to any other type of Convertible Revolver Loan then available to the Borrower hereunder by giving the notice required under Section 4.6 for that type of Loan. The Borrower must select either the Prime Rate or Eurodollar Rate for the entire amount of any advance, but may simultaneously have outstanding various types of Convertible Revolver Loans.

                          (B)  Term Loan.  The Borrower shall have
the same rights to select interest rates under the Convertible Revolver Loans after the Conversion Dates with respect to interest payable on the First Principal Balance and/or the Second Principal Balance pursuant to a Notice of Borrowing except that (1) the Borrower shall have no right to select an Interest Period that would go beyond the Convertible Revolver Maturity Date and (2) the Borrower may not select Prime Loans after the Conversion Dates with respect to the First Principal Balance or the Second Principal Balance, but (3) the Borrower may at any time after the First Conversion Date (with respect to the First Principal Balance) or the Second Conversion Date (with respect to the Second Principal Balance) select an interest rate equal to the Banks' COF plus 250 Basis Points. If the Borrower elects to fix the entire interest rate based on COF, such rate shall be so fixed for the entire balance of the term of the Convertible Revolver Loan, and the Borrower shall have no right thereafter to adjust or modify the interest rate hereunder.

                          (C) Waiver of Right to Repay and
Reborrow. At any time before any Conversion Date in the absence of any Default or Event of Default, the Borrower shall have the right (exercisable not more often than once each month) exercisable two Banking Days before the end of any Interest Period, to request prior to 11:00 a.m. that the Banks quote their COF for a loan in a principal amount which is a multiple of $1,000,000 (but less than the total principal amount of the Convertible Revolver then outstanding) (the "Requested Amount") for the balance of the period to the Convertible Revolver Maturity Date, as set forth in Section 4.6(B) above. If by 11:30 a.m. of the day in which each Bank quotes a COF rate the Borrower accepts both quoted rates (the "Fixed Rate Date"), then: (1) the Borrower shall have no further right to borrow, reborrow or repay that portion of the Convertible Revolver Loan representing the Requested Amount; (2) the Borrower shall have no further right to select an interest rate other than such COF rate for the Requested Amount and (3) the portion of the Convertible Revolver represented by the Requested Amount thereafter shall be repaid as follows: (a) Interest only on the first day of each month commencing on the first day of the first month after the Fixed Rate Date until the first day of the first month after the next Conversion Date and (b) thereafter, commencing on the first day of the second month after the next Conversion Date, in accordance with Sections 4.4(a) and 4.5 (if the next Conversion Date is the First Conversion Date) or Sections 4.4(b) and 4.5 (if the next Conversion Date is the Second Conversion Date). On the Fixed Rate Date, the Borrower shall execute separate notes to each Bank substantially in the form of Exhibit D-3 or D-4 annexed hereto (as modified by the Agent to reflect the provisions of this paragraph) in the aggregate principal amount of the Requested Amount.

                          (D) Agent's Election of Rate.  If the
Agent does not receive a timely Notice of Borrowing prior to the expiration of any Interest Period for a Eurodollar Loan which is part of the Convertible Revolver, the Borrower shall be deemed to have elected to pay in full that Eurodollar Loan at the end of the Interest Period out of the proceeds of a new Eurodollar Loan with a 30 day Interest Period bearing interest at the Eurodollar Rate plus 250 Basis Points, which rate shall be fixed by the Agent without any further opportunity for the Borrower to accept or reject such Eurodollar Rate. That new Eurodollar Loan will be in a principal amount equal to the principal amount and if the Banks determine in their absolute discretion, accrued interest of the Eurodollar Loan that is being repaid and shall be deemed made automatically and contemporaneously with the payment of that Eurodollar Loan.

                     4.8  Use of Proceeds.  The proceeds of any
advances prior to the Second Conversion Date under the Convertible Revolver Loan will be used by the Borrower only to fund construction or renovations of new stores or remodeling of existing stores. For any project involving projected drawdowns of $5 million or more, a budget acceptable to the Banks must be delivered to the Banks and approved before more than $1 million is spent on such project. The Banks will monitor such budget against actual costs of the project, and draws will be conditioned on the Borrower's compliance with the budget and other terms for monitoring construction acceptable to the Banks. Notwithstanding the foregoing, if the Borrower has borrowed any funds pursuant to the Convertible Revolver, used such funds for proper purposes set forth in this Section and then repaid any such principal amount, then, if there is no Default or Event of Default, the principal amount so repaid thereafter may be reborrowed by the Borrower for any purposes.

                     4.9 Notes. The Convertible Revolver Loan shall be evidenced by the Convertible Revolver Note, a copy of which is annexed as Exhibits D-1 and D-2 (as to the initial Convertible Revolver Loans). The Agent will endeavor to record all advances, interest and payments on the Agent's records relating to the initial Convertible Revolver Note. The failure of the Agent to make any such record, however, shall not alter or impair the rights and remedies of the Banks if an advance has actually been made or the rights of the Borrower if a payment has actually been delivered.

                     4.10 Termination. The provisions of this Loan Agreement that provide for the making of advances under the Convertible Revolver Loan shall expire automatically on 12:00 noon on the day before the Second Conversion Date, may be terminated by the Banks at any time after the occurrence of any Default or Event of Default (not subsequently cured to the satisfaction of the Banks before such termination) and shall be terminated automatically upon the occurrence of any Event of Default described in Section 9.13.

                     4.11 Interest Rates For Convertible Revolver
Loan.

                     The Borrower agrees to pay interest on the unpaid portion of Convertible Revolver Loans as follows:

                          (A)  for Prime Loans (prior to the
Second Conversion Date) at a fluctuating rate equal to the Prime
Rate in effect from time to time;

                          (B)  for each Eurodollar Loan at a fixed
rate equal to the Eurodollar Rate for that Loan plus Two Hundred
Fifty (250) Basis Points.

                          (C)  for each loan based on COF after
the First Conversion Date or, if earlier, the Fixed Rate Date, at the applicable Banks' COF plus Two Hundred Fifty (250) Basis
Points.

                     4.12 Calculation of Interest. Interest shall be calculated on a 360-day year based on the number of days elapsed. After the last day of each Interest Period for any Loan the Agent shall endeavor to mail to Borrower a statement of that Loan as of the last day of the Interest Period. That statement will be deemed to be correct unless the Borrower has delivered to the Agent specific written objections within thirty (30) days of the Borrower's receipt.

                     4.13 Increased Cost. If at any time or from time to time any change occurring after the date hereof in any requirement of law, regulation, order, decree, treaty or directive or in the interpretation or application thereof by governmental authority or compliance by the Banks with any request or directive (whether or not having the force of law) occurring after the date hereof from any central bank or monetary authority or other governmental authority:

                          (A) does or shall subject the Banks to
any tax of any kind whatsoever with respect to this Loan Agreement or any Eurodollar Loan, or change the basis of taxation of payments to the Banks of principal, interest or other amount payable hereunder (except for changes in the rate or method of tax on the overall net income of the Banks in any jurisdiction); or

                          (B) does or shall impose, modify or hold
applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Banks which are not otherwise included in the determination of the Eurodollar Rate hereunder; or

                          (C) does or shall impose on the Banks
any other condition regarding this Loan Agreement or the Loans; and the result of any of the foregoing is to increase the cost to the Banks of making, renewing, converting or maintaining advances or extensions of credit as Eurodollar Loans, or to reduce any amount receivable in respect of such Eurodollar Loans, then, in any such case, the Banks will promptly notify the Borrower of the change and of the estimated amount of such cost increase or reduction in amount and Borrower shall promptly pay to the Banks upon their demand, such additional amount which will compensate the Banks for such additional cost or reduced amount receivable as the Banks deem to be material as determined by the Banks. If the Borrower becomes so obligated, at Borrower's option and upon two Eurodollar Business Days, prior notice by telephone or telegraph (to be confirmed promptly in writing) given by the Borrower to the Banks, the Borrower may (in lieu of paying such additional amounts as aforesaid): (i) terminate the obligation of the Banks to make or maintain Eurodollar Loans and/or (ii) convert all Eurodollar Loans then outstanding to any other type of Convertible Revolver Loan, as the case may be, by prepayment and reborrowing in the manner specified in this Loan Agreement. If any such conversion of a Eurodollar Loan is made on a day which is not the last day of an applicable Eurodollar Period, the Borrower shall pay to the Banks upon request such amount or amounts as may be necessary to compensate the Banks for any loss or expense sustained or incurred by the Banks in respect of the prepayment of such Eurodollar Loan as a result of such conversion. If the Bank becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrower thereof. A certificate as to any additional amounts payable pursuant to the foregoing submitted by an officer of the Banks to the Borrower shall be conclusive in the absence of manifest error.

                     4.14  Indemnity Against Funding Losses or
Expenses. The Borrower shall indemnify the Banks against any loss or expense that the Banks may, as a consequence of the Borrower's failure to make a payment on the due date thereof, sustain or incur in liquidating or employing deposits from third parties acquired to effect, fund or maintain any Eurodollar Loan or any part thereof; provided, however, that the Banks shall have a duty to mitigate any such loss or expense. If the Banks become entitled to claim any additional amounts pursuant to this Section, they shall promptly notify the Borrower.

                     4.15  Basis for Determining InterBank Rate
Inadequate or Unfair.  If with respect to any Eurodollar Period:

                          (A) the Agent determines that deposits
in dollars in the applicable amounts are not being offered to the Agent in the InterBank market for such Eurodollar Period, or

                          (B)  the Banks determine that the
applicable LIBOR will not adequately and fairly reflect the cost to the Banks of maintaining or funding a Eurodollar Loan for such Eurodollar Period, then, the Banks shall promptly notify Borrower and, until the Banks determine that the circumstances giving rise to such suspension no longer exist, the Banks' obligation to make future Eurodollar Loans shall be suspended.


             SECTION V - PAYMENTS, PROCEEDS AND TERM

                     5.1  Manner of Payment.  All payments shall
be delivered to the Agent in immediately available funds when due. Any delay by the Agent in submitting a statement of any amount due shall not relieve any duty to inquire as to the amount due and to make timely payment.

                     5.2  Payment on Non-Banking Days.  Any
payment that is due on a day other than a Banking Day may be made on the next succeeding Banking Day together with interest for each such additional day after the original due date.

                     5.3  Late Payments.  If any payment is not
received within fifteen (15) days from the date that payment is due, the Banks may charge a "late charge" equal to Five Cents ($.05) of each dollar of principal, interest, charges and expenses overdue for the purpose of defraying the expense incident to handling the delinquent payment. This late charge shall be in addition to, and not in lieu of, any other right or remedy the Banks may have as a result of a late payment.

                     5.4  Prepayments.  At any time upon five (5)
calendar days written notice to the Agent, any loan being made pursuant to this Loan Agreement may be prepaid, in whole, or in part without penalty in multiples of ONE HUNDRED THOUSAND and 00/100 DOLLARS ($100,000), provided, however, that accrued interest on the amount being prepaid plus the prepayment fee set forth in
Section 5.5 below shall simultaneously be paid. Prepayments shall be applied first to any expenses outstanding under any Loan Document, then to prepayment fees, then to interest and then to principal and, when applied to principal, shall be applied to installments in inverse order of their maturity.

                     5.5  Prepayment Fees.  The Borrower may
prepay any Loan in whole or in part at any time, accompanied by payment of accrued interest to and including the date of prepayment, in multiples of $100,000.00, together with the prepayment premium, if any. If for any Term Loan or (after the First Conversion Date) any Convertible Revolver, the then current Redeployment Rate (as defined below) is lower than the Banks' COF to make the Loan, the prepayment premium shall be based upon the difference between the Banks' COF to make the Loan and the "Redeployment Rate" (which shall mean, at any time, the fixed per annum rate (calculated on the basis of a single annual interest payment), as determined by each Bank in its sole discretion on the prepayment date that would be bid by a fixed rate payor under an arm's-length interest rate swap transaction having (i) a term approximately equal to the period commencing on the prepayment date and ending on the applicable Maturity Date, (ii) a notational amount equal to the amount of such prepayment, (iii) a floating rate of LIBOR for the notational amount, and (iv) a counterparty of a creditworthiness acceptable to the Bank), discounted to present value. In the event a prepayment of any Loan is made after an Event of Default has occurred hereunder, the prepayment premium shall also be due and payable. All prepayments of principal shall be applied to the inverse order of maturity.

                     5.6  Term.  The Term of this Loan Agreement
shall commence as of the Date of Closing and, subject to the provisions hereof, shall expire at midnight on the date that all Obligations have been fully paid and all Commitments have expired or been terminated.

                     5.7  Interest Limits.  If the fulfillment of
any provision in any Loan Document relating to the rate of interest is prohibited by, or in violation of, any applicable law in effect at the time payment is due, the interest rate shall be automatically reduced to the maximum rate then permitted by law. If for any reason the Banks should receive as interest an amount that would exceed the highest applicable lawful rate of interest, that amount in excess of the lawful rate will be deemed to have been credited against principal and not against interest. This provision shall control every other provision in any Loan Document that is applicable to the calculation of interest.

                     5.8 Borrowings. The Borrower shall give the Agent notice of each borrowing of Loans to be made hereunder after the Date of Closing by (i) 11:00 a.m. of the date of such borrowing, if a Prime Rate Loan, or (ii) by 11:00 a.m. two Eurodollar Banking Days before the date of such borrowing, if a Eurodollar Loan, or (iii) by 11:00 a.m. two Banking Days before the date of such borrowing if a COF Loan, all as further provided in Sections 2.6 and 4.6. The Agent shall then give CBNJ notice of Borrower's request by 12:00 noon of the date it receives such notice from Borrower. Not later than 3:00 p.m. New York City time on the date of such borrowing, CBNJ shall, through its Lending Office and subject to the conditions of this Loan Agreement, make the amount of the Loan to be made by it on such day available to the Agent, at the Lending Office of the Agent and in immediately available funds for the account of the Borrower. The amount so received by the Agent shall, subject to the conditions of this Loan Agreement, be made available to the Borrower, in immediately available funds, by 3:00 p.m. New York City time on the date of such borrowing, by the Agent crediting an account of the Borrower designated by the Borrower and maintained with the Agent at its Lending Office.

                     5.9  Certain Notices.  Notices by the
Borrower to the Agent of each borrowing and each prepayment shall be irrevocable and shall be effective only if received by the Agent not later than 11:00 a.m. New York City time.

                     5.10  Commitment Fees.  A commitment fee
shall accrue on the daily average unused amount of the Commitments of each Bank for the Revolving Loan and the Convertible Revolver for the period from and including the Closing Date to the earliest of the date the Commitments are terminated by the Banks or the Revolving Loan Maturity Date (for the Revolving Loan) or the Second Conversion Date (for the Convertible Revolver Loan) at a rate per annum equal to twenty-five (25) Basis Points calculated on the basis of a 360 day year for the actual number of days elapsed. The accrued commitment fee shall be due and payable in arrears on the first day of each calendar quarter, commencing on the first day of the first calendar quarter after the Closing Date and on the Revolving Loan Maturity Date (for the Revolving Loan) and the Second Conversion Date (for the Convertible Revolver, or the Fixed Rate Date, if earlier).

                     5.11  Payment Generally.  All payments under
this Agreement or the Notes or fees shall be made by the Borrower in United States Dollars in immediately available funds not later than 2:00 p.m. New York City time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day) at the Lending Office of the Agent for the account of the Lending Offices of each Bank provided, that, when a new Loan is to be made by each Bank on a date the Borrower is to repay any principal of an outstanding Loan, such Bank shall apply the proceeds thereof to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Bank to the Borrower as provided in Sections 2.6(C) or 4.6(C). The Agent, or any Bank for whose account any such payment is to be made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower with the Agent or such Bank, as the case may be, and any Bank so doing shall promptly notify the Agent and the Borrower thereof. The Borrower shall, at the time of making each payment under this Loan Agreement or any Note, specify to the Agent the principal or other amount payable by the Borrower under this Agreement or the Note to which such payment is to be applied, and in the event that it fails to so specify, or if a Default or Event of Default has occurred and is continuing, the Agent may apply such payment as it may elect in its sole discretion. If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall by payable for any principal so extended for the period of such extension. Each payment received by the Agent hereunder or under any Note for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank's Lending Office.

                     5.12  Payments by Banks.  Each Bank shall
provide to the Agent its proportionate share of all advances or Loans to be made to the Borrower hereunder by wire transfer in immediately available funds no later than 3:00 p.m. New York City time on the date on which any borrowing is to be made hereunder. The Agent shall not be obligated to make any advances or Loans to the Borrower until such time as its receives each Bank's proportionate share in immediately available funds. Any failure of a Bank to advance its proportionate share of any Loan or to assume or indemnify the Agent for its proportionate share of any liability hereunder shall be a breach of its obligations to the Agent and the other Banks as well as to the Borrower. The Banks and the Agent agree that all advances and Loans, as well as all payments received by the Agent from the Borrower or the Guarantor or any other party, shall be reconciled daily. In the event the Agent does not receive any payment from the Borrower prior to 1:00 p.m. on any given Banking Date, the Agent shall not remit such funds to the Banks until the next Banking Day. The Agent shall have no obligation to pay to any Bank any amounts except out of those immediately available funds actually received by the Agent for application to the Obligations.



           SECTION VI - REPRESENTATIONS AND WARRANTIES

                     As of the Date of Closing and as of the time of each advance under the Convertible Revolver or Revolving Loan, the Borrower represents, and warrants to each Bank and the Agent and agrees as follows:

                     6.1  Organization and Authority.  Each
Company is a duly organized and validly existing corporation that is in good standing under the laws of the State of New Jersey and is duly qualified and in good standing in each state in which its property or business subjects it to qualification requirements as a foreign corporation. Each Company (A) is duly qualified and registered to transact business in each jurisdiction in which its properties or business make qualification or registration necessary, and (B) has full power, authority, franchises, licenses and right to enter into and perform each of the Loan Documents to which it is a party and to carry on its business as now being conducted.

                     6.2  No Conflicting Agreements or Laws.
Neither the execution nor the delivery of any Loan Document, nor the consummation of the transactions contemplated thereby, nor the fulfillment of, compliance with or performance of the terms and conditions therein, is prevented or limited by, conflicts with or will result in the breach or violation of, or a default under the terms or conditions of (A) any certificate of incorporation, charter or other agreement to which any Obligor is bound, or (B) any law, order of any court or administrative agency or any rule or regulation applicable to any Obligor. No Obligor is, or by Borrower's or Guarantor's execution, delivery or performance of any Loan Document will be, in default under, or in violation of, any of its obligations under any agreement or undertaking to which that Obligor is a party or by which that Obligor is bound.

                     6.3  No Conflicting Litigation.  There is no
action or proceeding pending or threatened against any Obligor or involving any assets of, or ownership in, any Obligor before any court, administrative agency or governmental authority that might
(A) adversely affect any Obligor's ability to authorize or perform any Obligations, (B) involve the possibility of any judgment or liability that would result in any material adverse change in any Obligor's business, properties or assets or in the value of the Banks' interest in any Collateral, (C) adversely affect the enforceability of any Loan Document, or (D) involve possible or threatened claims totalling in excess of $250,000, except for any litigation that has been accurately and completely described on
Exhibit 2 annexed to the Principal's Certificate.

                     6.4 Ownership of Subsidiaries. The Borrower is the legal and beneficial owner of, and holder of good record title to, all issued and outstanding shares of all classes of stock of the Guarantor, free and clear of all liens, pledges, restrictions, potential margin calls and encumbrances, and does not directly or indirectly own or control any Subsidiaries other than the Guarantor.

                     6.5 Liens Against Property. All Property is now free and clear of Liens, except for any Permitted Encumbrances, and there are no judgments of record in any other state where any Property may be located against any name used within the past 20 years by any Company or by any Company's predecessor in interest.

                     6.6  Location of Property and Offices.  The
chief executive offices and primary business records of the Borrower and the Guarantor are at all times maintained, and for the past four months have at all times been maintained, at the principal place of business of the Borrower set forth in the caption of this Loan Agreement. All Property and other business records of the Companies are, and will be, at the locations set forth on Exhibit 1 annexed to the Principal's Certificate, except for new stores and offices that may be opened only after notice to the Banks of each such location.

                     6.7  Financial Information and Condition.
The consolidated financial statement of the Obligors dated October 23, 1993 and delivered to the Banks truly sets forth their financial condition and the results of operations as of that date and there has been no material adverse change since then. All other statements, representations and warranties made by any Obligor to the Banks have been, and as of the Date of Closing are, accurate and complete and no information has been omitted that would make any of them misleading or incomplete. Immediately prior to, and after the making of each loan described in this Loan Agreement, each Obligor was not, and will not be, (A) "insolvent" as that term is defined in N.J.S.A. 25:2-23 (or any successor statute governing fraudulent transfers) or in 11 U.S.C.A. 101(31) or (B) left with "unreasonably small capital" or "debts beyond the debtor's ability to pay as such debts become due", as those phrases are construed under 11 U.S.C.A. 548 (a)(2)(B) or any other applicable statute governing "fraudulent transfers".

                     6.8  Environmental Matters.  Except as set
forth in Exhibit 3 to the Principal's Certificate, no Company has generated, stored, treated, discharged, handled, refined, spilled, released or disposed of any Hazardous Substances in violation of any applicable law or regulation. No Company has received any notice, or is on notice of, any claim, investigation, litigation or administrative proceeding, actual or threatened, or any order, writ or judgment that relates to any discharge, spill, handling, refining, release, emission, leaching or disposal of pollutants of any kind including any Hazardous Substances by, or on property owned or leased by, any Company. The Standard Industrial Classification code numbers relating to any activities any Company, are also set forth on that Exhibit 3. In connection with any acquisition, sale, closing, transfer, change in control or merger of Borrower or any Company since December 31, 1983 or any Property now or previously owned or leased by them that was subject to New Jersey law, the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:lK-6 et seq.) ("ISRA"), including any predecessor statute (such as the Environmental Clean-Up Responsibility Act) was complied with by submitting a "Negative Declaration" as that term is defined in N.J.A.C. 7:1-3.3 or by completing a "Clean-up Plan" as that term is defined in N.J.A.C. 7:1-3.3, which Negative Declaration or Clean-up Plan has been approved, without condition or reservation, by the New Jersey Department of Environmental Protection and Energy.

                     6.9  Taxes.  Each Company has filed all tax
returns and reports required to be filed and has paid all taxes that are due and owing (including penalties, deficiency assessments and interest) other than those that are being diligently and in good faith disputed and the asserted liability for which is shown as a reserve on the financial statements delivered to the Banks in accordance with GAAP. All such returns and reports are accurate and complete in all respects.

                     6.10  Name and History.  During the past
twenty (20) years, no Company has (A) had, used or operated under any other name or trade name, (B) acquired any other organization or entity or a substantial portion of the assets of any other organization or entity, (C) merged, or been merged into, any other organization or entity or (D) controlled, directly or indirectly, any non-individual Person, except as set forth on Exhibit 4 annexed to the Principal's Certificate.

                     6.11  Controlling Interests.  The names and
respective interests and offices of all Persons who directly or indirectly own or control Ten Percent (10%) or more of any class of stock of the Borrower are set forth on Exhibit 5 annexed to the Principal's Certificate. More than ninety percent (90%) of the issued and outstanding shares of "Class B" stock of Borrower is owned by members of the Sumas Family or held in a trust for the benefit of members of the Sumas Family and the voting of such shares held in trust is controlled by a member of the Sumas Family.

                     6.12  ERISA.  There has not occurred, and
there are no circumstances that, with the lapse of time or giving of notice, may lead to the occurrence of, a Termination Event under any Plan. No Company, nor any Plan maintained by any Company (nor any related trust) has incurred any accumulated funding deficiency. Except as disclosed on Exhibit 2 to the Principal's Certificate, no event or set of circumstances has occurred under which any Company could be subject to any liability (including but not limited to liability under Sections 4201 and 4242 of ERISA) with respect to a "multi-employer plan" (as defined in Section 3(37) of ERISA) to which it contributes other than for contributions made in the ordinary course of business, none of which are overdue.

                     6.13  Margin Stock.  No Company is involved,
as one of its important activities, in the business of extending credit for the acquisition of any "margin stock" (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States) and no proceeds of any Loans under this Loan Agreement will be used to purchase, or to extend credit to others so that they may purchase, any such margin stock.

                     6.14  Compliance with Loan Documents.  Each
Company is in full compliance with all terms and conditions of all Loan Documents.

                     6.15  No Claims or Offsets.  The aggregate
principal amount of indebtedness due to the Banks as of the date hereof is as stated in the Notes and the Prior NJNB Loan. The Borrower acknowledges and agrees that such indebtedness is unconditionally due to the Banks, and that as of the date hereof neither it nor any other Obligor has any claims against the Banks nor any counterclaims, defenses or offsets to Obligors' obligations under the Notes or the other Loan Documents of any nature whatsoever.

                     6.16  Compliance with Laws.  To the best of
its knowledge, each Company, in the conduct of its business, is in compliance with all laws, regulations and orders, the failure to comply with which would have a material adverse effect on the business of such Company.

                     6.17  Wakefern.  The Borrower is a member in
good standing of the Wakefern cooperative. The Borrower has duly performed all of its duties and obligations as a member of the Wakefern cooperative and has the right to use the "Shop-Rite" name and trademark. No claim is pending or, to the best of the Borrower's knowledge, threatened asserting any breach of any such duties or obligations or seeking to limit or curtail the Borrower's right to use such name or trademark.

                     6.18  Accuracy of Statements.  All
statements, representations and warranties made by the Obligors in this Loan Agreement and in the Loan Documents are correct and complete and no information has been omitted therefrom which would make any of them misleading or incomplete.

                     6.19  Survival.  All representations and
warranties in any Loan Document shall survive both the closing of any Loans and any independent investigation by the Banks.


               SECTION VII - AFFIRMATIVE COVENANTS

                     The Borrower agrees to observe and perform its duties and covenants under each Loan Document and Obligation and, in addition, to do all of the following, and to cause the Subsidiaries to remain in compliance with the following:

                     7.1  Protection of Property.  Protect the
value of, and any Company's interest in, the Property including (A) maintaining the Property in good condition and repair and preserving it against loss, damage, contamination, pollution and depreciation in value, other than by normal wear and tear; and (B) defending against all claims and demands of any Person claiming title to or a Lien against or security interest or any interest adverse to the Banks in, any Property, except for Liens that are Permitted Encumbrances.

                     7.2  Insurance.  Maintain insurance as
follows:

                          (A)  property insurance written in the
broadest "all risk" form available on a replacement cost basis and covering all tangible Property. That insurance shall be in amounts at all times at least equal to the full insurable value of such Property, but in no event shall the insurance be less than the sum of the Obligations and all indebtedness outstanding under the Note Purchase Agreement nor shall it be less than $15 million per location and $200,000,000 in the aggregate; and

                          (B)  public liability insurance in the
name of Borrower and the Guarantor, with comprehensive general liability coverage of not less than $175,000,000, and including a contractual liability endorsement, in the amounts of $2,000,000 for the death or bodily injury to one person, $5,000,000 for the death or bodily injury in any one accident or occurrence and $500,000 for loss or damage to the property of any person or persons; and

                          (C)  if the Borrower shall be operating
or using a boiler, boiler explosion and casualty insurance reasonably satisfactory to the Banks; and

                          (D)  business interruption insurance in
amounts no less than the amounts maintained as of the Date of Closing; and

                          (E)  worker's compensation insurance, as
may be required by law; and

                          (F)  all such insurance coverage may be
effected under overall blanket or excess coverage policies provided, however, that all insurance shall be in amounts sufficient to prevent the insured from being a co-insurer within the terms of any insurance policy; and

                          (G)  all policies or endorsements shall
(i) have no named loss payees other than (a) any Companies and (b) any lessor of any Company or mortgagee of a lessor of any Company with respect to a casualty on lessor's premises, and (ii) contain a provision stating that such policy or policies "shall not be cancelled or modified except after thirty (30) days prior written notice delivered to the Agent (attn: Commercial Loan Department)" at the Agent's addresses first listed above or as subsequently directed in writing by the Agent (it being understood that, if Wakefern is providing insurance for the Borrower or any Subsidiary, it may change carriers without prior notice to the Banks so long as the dollar amount of coverage is not reduced and the other terms hereof are not breached); and

                          (H)  all policies of insurance shall be
in a form reasonably acceptable to the Banks and shall be issued by insurers duly licensed and authorized to conduct that type of insurance business in New Jersey or Pennsylvania as the case may be. The Banks shall have the right, at any time, to reject insurance provided by an insurance company other than InsuRite that does not at all times have a policy-holders rating of "A", or better, and financial rating of "AAA", or better, in the then current edition of Best's Insurance Guide; and

                          (I)  all policies of insurance or
satisfactory endorsements thereof, together with a paid receipt, shall be deposited with the Agent prior to the Date of Closing and, at least thirty (30) days prior to the expiration of any such policies, the Borrower shall furnish paid receipts and other evidence, satisfactory to the Agent, that all such policies have been renewed or replaced.

                     7.3  Financial Information.  Deliver
financial information and documents directly to each Bank as follows:

                          (A)  within forty-five (45) days after
the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, (i) the 10-Q reports for such Fiscal Quarter submitted to the Securities and Exchange Commission by any Company (or equivalent financial statements if the Company is no longer a reporting Company with the SEC) together with and (ii) quarterly profit and loss reports prepared on a store by store basis; and

                          (B)  within ninety (90) days after the
close of each Fiscal Year, (i) the 10-K report most recently submitted to the Securities and Exchange Commission by any Company and (ii) to the extent not included in the 10-K an audited consolidated balance sheet of the Companies as of the close of each such Fiscal Year together with the related consolidated statements of operations, retained earnings and statements of cash flows for such Fiscal Year, certified without qualification by independent certified public accountants that are reasonably satisfactory to the Banks including their certificate and accompanying comment and a certificate stating that they have no knowledge of the existence of any condition or event that constitutes a Default or Event of Default under any Loan Document or any other Obligation; and

                          (C)  simultaneously with the submission
of each financial report as stated above, a certificate of the president and chief financial officer of each Company that the signers (i) believe that the financial report is true and complete,
(ii) have no knowledge of the existence of any condition or event that constitutes a Default or Event of Default under any Loan Document or other Obligation, (iii) if any Default or Event of Default existed or exists, specifying the nature and period of existence and what, if any, remedial action is being taken and (iv) calculating and demonstrating compliance with all financial covenants herein; and

                          (D)  within five (5) days of filing or
public release, true copies of all (i) filings that are made with the Securities and Exchange Commission or other regulatory authorities, and (ii) reports, statements, communications and announcements that are sent by the Borrower to its shareholders;

                          (E)  within one hundred twenty (120)
days after the close of each Fiscal Year, five year financial projections in GAAP format with the first year on a quarter-by-quarter basis; and

                          (F)  such other information including
tax filings and reports respecting the business and properties or the condition or operations, financial or otherwise, of any Company as the Banks may, from time to time, reasonably request.

                     7.4  Notices to Banks.  Notify each Bank
immediately in writing (A) of any default, or asserted default by any Company, under any real property lease, or under any agreement involving actual or threatened claims or liability in excess of Two Hundred Fifty Thousand Dollars ($250,000); (B) if any Company becomes involved in any litigation involving actual or threatened claims or liability in excess of Two Hundred Fifty Thousand Dollars ($250,000) that is not fully covered by insurance; (C) the occurrence of any theft, fire or other casualty, or any governmental taking, involving any Property having a value in excess of Two Hundred Fifty Thousand Dollars ($250,000); (D) on receipt of any information, notice, claim or investigation as to any alleged use, storage, treatment or handling, except as expressly permitted in this Loan Agreement or any discharge, spill, emission or disposal, of any Hazardous Substance by, or on any property owned or leased by, any Company that may involve more than Two Hundred Fifty Thousand Dollars ($250,000) in testing and cleanup costs and (E) upon any settlement or other significant action arising from the IRS audit of the Company's acquisition of Starn's Markets, Inc.

                     7.5  Further Assurances.  Furnish further
assurances of title and security as to any Property and estoppel certificates when requested by the Banks and otherwise to do anything that the Banks in their discretion determine to be reasonably necessary or desirable to establish, perfect, assure and maintain the Banks' interest in any Collateral and to confirm and assure the Companies' interest in any Property and that all Property remains free of Liens other than Permitted Encumbrances, the reasonable cost of so doing to be paid by the Borrower. The Borrower hereby authorizes and appoints the Agent as its attorney-in-fact to execute and file on behalf of any Company any instrument or agreement that the Banks may determine to be reasonably necessary to establish, perfect or maintain its interests pursuant to any Loan Document, provided, however, that the Agent shall give to the Borrower at least 7 days notice prior to taking any such action and the Agent shall not take any such action if the Borrower is negotiating with the Agent in good faith with respect to the matters involved. The Borrower shall also, within five (5) days of request, deliver to the Banks a notarized statement of the indebtedness owing under each Obligation.

                     7.6  Complete Records.  Maintain accurate,
current and complete records of each Company's financial affairs and transactions and of all Property reasonably satisfactory to the Banks.

                     7.7 Location of Offices. Maintain the chief executive offices and company-wide business records of the Companies at the address for the Borrower set forth in the caption of this Loan Agreement and maintain the other records and Property at the locations set forth on Exhibit 1 annexed to the Principal's Certificate provided, however, that any such address may be changed after prior written notice to the Banks.

                     7.8  Inspection of Property and Records.
Arrange, within one (1) Banking Day of request, for either Bank's agents, employees or representatives to inspect any Property and any books and records and commercial premises of any Company.

                     7.9  Bank Accounts.  Except for local
short-term cash deposit and payroll accounts for any stores of any Company, all Companies shall keep and maintain all existing and future demand deposit, operating, tax reserve and other deposit accounts in Borrower's name with the Banks or, with Banks' specific approval, any Affiliate of the Banks (including Corestates Bank of Delaware, N.A. and its Affiliates), except as expressly permitted in advance, in writing, by the Banks, in their discretion. Permission to open any such accounts with any other bank or financial institution shall be requested of the Banks, in writing, at least fifteen (15) days in advance of the date when any such proposed account is to be opened. All funds deposited in any accounts of institutions other than the Banks as permitted above shall be regularly transferred into, and maintained at all times in, the Borrower's operating accounts at the Banks.

                     7.10  Debt to Tangible Net Worth.  As to the
Companies on a consolidated basis, maintain a Debt to Tangible Net Worth Ratio of not more than the following ratios in the following years:

                  Fiscal Year End         Ratio

                (A)  July 1994            Two and Fifty
                                          Hundredths to One
                                          (2.50:1);

                (B)  July 1995            Two and Fifty
                                          Hundredths to One
                                          (2.50:1);

                (C)  July 1996            Two and Forty-Five
                                          Hundredths to One
(2.45:1); and

                (D)  July 1997 and        Two and Thirty-Five
                     each Fiscal          Hundredths to One
                     Year there-          (2.35:1).
                     after

Such Ratio shall be measured and tested at the end of each Fiscal
Quarter during each Fiscal Year.

                     7.11  Decrease in Tangible Net Worth.  Not
permit Tangible Net Worth of the Companies on a consolidated basis to decrease by more than (a) $250,000 per Fiscal Quarter for any two consecutive Fiscal Quarters or (b) $500,000 in the aggregate for any four consecutive Fiscal Quarters.

                     7.12  Minimum Fixed Charge Coverage Ratio.
As to the Companies on a consolidated basis, maintain a Fixed Charge Coverage Ratio measured as of the end of each Fiscal Quarter (commencing with the Fiscal Quarter ended July 1994) of at least the following ratio for each of the Fiscal Quarters listed below:

                  Fiscal Quarters Ended   Ratio

                (A)  On or before         One and Twenty
                                          Hundredths to
                     April 1995           One (1.20:1);

                (B)  After April 1995     One and Twenty Two
                     and on or before     Hundredths to
                     April 1996           One (1.22:1);

                (C)  July 1996 and        One and Thirty Five
                     each Fiscal          Hundredths to One
                     Quarter there-       (1.35:1).
                     after

                     7.13  EBIT to Interest Ratio.  As to the
Companies' on a consolidated basis, maintain an EBIT to Interest
Ratio measured as of the end of each Fiscal Quarter of at least the following ratio for the Fiscal Quarters listed below:

                  Fiscal Quarter End      Ratio

                (A)  On or before         One and Twenty Five
                     April 1995           Hundredths to One
(1.25:1);

                (B)  After April 1995     One and Thirty Five
                     but on or before     Hundredths to One
(1:35:1);
                     April 1996

                (C)  After April 1996     One and Fifty Hundredths
                     but on or before     to One (1:50:1);
                     April 1997

                (D)  July 1997 and        One and Seventy Five
                     each Fiscal          Hundredths to One (1.75:1)
                     Quarter there-
                     after

                     7.14  Taxes and Laws.  Pay all taxes,
assessments, government charges and levies when due and comply with all federal, state and local laws and regulations that are applicable to any Company or the business of any Company and provide proof of such payment and compliance as Bank may request, provided however that any Company may diligently and in good faith dispute an asserted tax liability by an appeal in a forum of appropriate jurisdiction so long as the asserted liability is shown as a reserve on all financial statements and reports delivered to the Banks in accordance with GAAP.

                     7.15  Banks' Expenses.  Pay all reasonable
fees, costs and expenses incurred by the Banks or the Agent and their counsel in connection with the preparation or later modification of any Loan Document (whether or not any loan is actually consummated or modification is made) and the making, closing and administering of the loans contemplated thereby, including lien and title searches, copying costs, delivery and postage charges and all filing and recording costs.

                     7.16  Indemnification.  Assume all liability
for, and agree to indemnify, protect and save harmless the Agent and each Bank, their agents and employees from and against all liability (including liability in tort, whether absolute or otherwise), obligations, losses, penalties, claims, suits, costs and disbursements, including reasonable legal fees and disbursements, in any way relating to, or arising out of, any relationship with any Company, or any Obligation or Collateral except liabilities arising from the willful misconduct of the Agent or the respective Bank. This provision shall survive the termination or expiration of this Loan Agreement.

                     7.17  Cooperative Obligations.  Perform all
its duties and obligations, and maintain its existence, as a member of the Wakefern cooperative and maintain its right to use the "Shop-Rite" name and trademark.

                     7.18 Simultaneous Liens. If any Lien arises in violation of Section 8.1, Borrower shall immediately cause all Obligations to be secured equally and ratably with the indebtedness secured by any such Lien, and, in any case, the Obligations shall have the benefit of an equitable Lien equally and ratably securing the Obligations, provided, however, that this provision shall not in any way limit Borrower's duty to remain in compliance with all other provisions of this Loan Agreement and the Banks' acceptance of any Lien in its favor shall not constitute a waiver of any Default including any violation of Section 8.1.

                     7.19  Closing Requirements.  Upon demand
comply with all closing requirements of the Banks and their counsel, whether or not requested at the closing including the delivery of the Opinion Letter, in form and substance reasonably satisfactory to the Banks and their counsel.

                SECTION VIII - NEGATIVE COVENANTS

                The Borrower agrees not to do, or permit any other Company to do, any of the following without the express prior written consent of the Banks, which consent may be granted or withheld by each Bank in its reasonable discretion:

                8.1  No Liens.  Suffer any Lien against any
Property (including any real property leases and subleases), except for any Permitted Encumbrances.

                8.2  Hazardous Substances.  Generate, store,
treat, discharge, refine, handle, release or dispose of any Hazardous Substances except (A) for consumer products sold in the ordinary course of business in accordance with all applicable laws and regulations and (B) standard maintenance uses of common cleaning and maintenance products.

                8.3 Other Liabilities. Incur, or permit any Subsidiary to incur, Liabilities or any guarantee, endorsement or other contingent obligation except (A) indebtedness to the Banks;
(B) trade payables in the ordinary course of business; (C) pursuant to real property leases and equipment leases; (D) purchase money financing from Wakefern for purchases of specified equipment and inventory (other than purchases described in subsection (B) of this Section 8.3) so long as those purchases are consistent with, and do not violate, any provision in this Loan Agreement; and (E) indebtedness secured by Permitted Encumbrances.

                8.4 Ownership And Organizational Changes. Permit or effect any of the following:

                     (A)  Any shares of stock of any Subsidiaries
to be sold, transferred, conveyed, assigned, pledged, hypothecated, or otherwise encumbered, except for transfers to another
Subsidiary; or

                     (B) Any change in the ownership of any stock of Borrower that is owned by any member of the Sumas Family or that is held in trust for the benefit of members of the Sumas Family if as a result of that transfer the Sumas Family will no longer hold a sufficient number of shares of all classes of stock of Borrower to cast at least 51% of the votes that may be cast in any election.

                          (C)  Any change in the capitalization or
capital structure of any Company (including the issuance of any new, additional or different type or class of stock, the modification, reduction or retirement of any existing class or type of stock or the changing or modifying of the voting power of any stock) if, as a result of that change, there would be a violation of any provision of this Loan Agreement, including subsections (A) or (B) of this Section 8.4.

                          (D)  The Borrower or any Company to
enter into any merger or consolidation or participate in a joint venture with any other company, except that any such transaction may take place between Subsidiaries or as permitted pursuant to
Section 8.8(H).

                          (E)  Any Company to acquire all, or a
substantial portion of, the assets of any commercial Person, or acquire any assets or interest therein of any firm for an aggregate purchase price of $500,000 or more except (i) those acquisitions made by the Borrower in the ordinary course of business (such as acquisitions of inventory; acquisitions of stores or selling space are not acquisitions in the ordinary course) or as permitted pursuant to Section 8.8(H) or (ii) until such time as the Revolving Loan is repaid in full, acquisitions of up to an additional 100,000 square feet of selling space.

                          (F)  Any subsidiary to be created or
acquired, except that a new Subsidiary may be formed if it is wholly-owned by the Borrower and guarantees payment of the Obligations in form acceptable to the Banks.

                     8.5  Dividend Limitations and Stock
Repurchases. As to the Borrower, pay or incur any liability to pay any cash dividends or distribution of any kind to any of Borrower's shareholders or repurchase any of the outstanding shares of the capital stock of the Borrower if in the aggregate amount of any such dividends distributions or repurchases would (A) in any Fiscal Year exceed, in the aggregate, twenty percent (20%) of the excess of Borrower's net income for the prior Fiscal Year less One Million Dollars ($1,000,000) or (B) would result in a violation of any provision of this Loan Agreement including Sections 7.10, 7.11,
7.12 and 7.13. Notwithstanding the foregoing, if no dividends or other distributions have been made, the Borrower may repurchase shares of its capital stock each Fiscal Year in an amount not more than the greater of (a) $100,000 or (b) the amount permitted under the preceding sentence. Prior to payment of any dividend or any intended stock repurchase the Borrower shall provide the Banks with proof satisfactory to the Banks that, on a pro forma basis, the Borrower will be in full compliance with all covenants set forth in the Loan Agreement, including but not limited to the financial covenants set forth in Sections 7.10 to 7.13, after such dividend or stock repurchased is completed.

                     8.6  Other Names.  Use or adopt any name
other than its formal corporate name set forth in this Loan Agreement, or the name "Shop-Rite" or "Village Market" (for Florham Park and South Orange only) unless, at least fifteen (15) days in advance of using any other name, the Banks have been provided with appropriate trade name certificates and current judgment, tax, UCC-11 and other search reports for that new name, to the reasonable satisfaction of the Banks.

                     8.7 Change in Fiscal Year Change the Fiscal Year of any Company without the consent of the Banks.

                     8.8  Restricted Investments.  Directly or
indirectly purchase or acquire any obligations, securities, stock or other assets to be held for investment (as distinguished from assets held for direct and immediate use or consumption by any Company), or to make any loans, advances or extensions of credit, except for any of the following:

                          (A)  readily marketable direct
obligations of the United States of America;

                          (B)  commercial paper maturing within
180 days from the date of issuance that has been issued by a corporation conducting the majority of its business in the United States and has a rating of "A-1" or better from Moody's Investor Services or "P-1" or better from Standard & Poors;

                          (C)  readily marketable direct
obligations of any state, county or municipality in the United
States that has a rating of at least "A-1" from Moody's Investor
Service or "P-1" from Standard & Poors;

                          (D)  notes, checks and chattel paper
from customers that are accepted by any Company as payment for the sale of inventory in the ordinary course of business;

                          (E)  certificates of deposit and "repo"
obligations of (i) the Banks and their Affiliates or (ii) any other United States domiciled bank or trust company that has unrestricted capital funds of at least $500,000,000 and whose long term certificates of deposit have a rating of at least "A-1" from Moody's Investor Service or "P-1" from Standard & Poors;

                          (F)  obligations of Wakefern having 30
day maturity for a single week's purchases from Wakefern;

                          (G)  investments in Wakefern stock
and/or InsuRite stock in aggregate amounts of not more than $1.1 million in any Fiscal Year;

                          (H)  equity contributions or investments
of less than $750,000 in the aggregate during the Term hereof; or

                          (J)  repurchases of common stock of the
Borrower to the extent permitted by Section 8.5 above;

provided, however, that no more than Fifty Percent (50%) of the aggregate principal amount of the above-mentioned debt instruments (including bonds, obligations, commercial paper, bills or notes) shall have maturity dates in excess of one year from the date of original issuance.

                     8.9  Different Business.  Engage in any
business other than the operation of supermarkets and related retail activities as conducted in the normal course of business.

                     8.10  Prohibited Dispositions.  Sell or
otherwise dispose of (A) all, or a substantial portion of, the Property of any Company, or (B) any Property, other than in arm's length transactions that are made in the ordinary course of business, provided, however, that the Companies may engage in any Permitted Dispositions. Notwithstanding the prior sentence, this provision shall not be deemed to have authorized any sale or disposition that will result in a violation of any other provision of this Loan Agreement.

                     8.11  Management Changes.  Permit or suffer
a change in management that would result in less than three of the following individuals being in active, full time and direct control of the business of each of the Companies: Perry Sumas, James Sumas, Robert Sumas, William Sumas, John Sumas and Kevin Begley.

                     8.12  Assignment of Leases.  Sell, assign,
convey any interest in, or permit any Lien against, any leases, subleases, licenses or rights of use or occupancy of any kind with respect to any real property whatsoever, except for (a) the assignment of any lease for an existing store where a new store in the same locale is being opened and (b) assignments of leases for the existing Florham Park, Morristown, Kingston (PA), South Orange and Bernardsville Annex locations.

                     8.13  Capital Expenditures.  Permit the
aggregate sum of the consolidated Capital Expenditures of the Companies made in any Fiscal Year listed below to exceed the following amounts:

                                                 Maximum Amount of
                                                 Aggregate Capital
                                                 Expenditures for
                   Fiscal Year Ending            for Fiscal Year

                   July 1994                     $12,500,000

                   July 1995                      19,700,000

                   July 1996                      10,000,000

                   July 1997                       6,000,000

                   July 1998 or                    6,000,000
                   thereafter

provided, however, that for Fiscal Year 1998 and thereafter, the Borrower may submit a Capital Expenditure budget for more than $6 million to the Banks, which may become the Capital Expenditure Budget for such Fiscal Year after approval by the Banks in their reasonable discretion. Furthermore, to the extent that the Companies' Capital Expenditures in any Fiscal year are less than the amounts set forth above, the "unused amounts" (the excess of the permitted amount of Capital Expenditures for such Fiscal Year above the Companies' actual Capital Expenditures for such Fiscal
Year) may be rolled over into either of the next two (2) Fiscal Years only, thereby increasing the Capital Expenditures permitted for either of those two (2) Fiscal Years (but not for any other subsequent Fiscal Year).

                   8.14   Prepayments.  Prepay any indebtedness
for borrowed money or Capital Lease obligations.


                 SECTION IX - EVENTS OF DEFAULT

                   Any of the following events or conditions shall, at the option of the Banks, constitute an "Event of Default" under this Loan Agreement and any other Loan Documents or obligations (except that the event or conditions described in Section 9.13 automatically shall be an Event of Default, shall terminate all Commitments hereunder and shall cause all amounts hereunder to be immediately due and payable, without any action by the Agent or the Banks):

                   9.1  Payments.  Any failure to pay all
principal under the Term Loan, Revolving Term Loan or Convertible Revolver within two (2) days after each due date, or any failure to pay all interest or other monies within five (5) days after each due date under the Term Loan, Revolving Term Loan, the Convertible Revolver or any other Obligation; or

                   9.2 Other Obligations. Any failure to perform or observe any term or condition under this Loan Agreement, the Guaranty, any other Loan Document or any Obligation in a timely fashion, other than any payments referred to in Section 9.1; provided, however, that the Borrower may effect a complete cure of any default of any non-monetary covenant in this Loan Agreement, except for any Event of Default under any other subsection of this
Section IX, within fifteen (15) days of the occurrence of the Event of Default so long as (A) in the reasonable judgment of the Banks the default is curable in its entirety during that fifteen (15) day cure period and (B) this right to cure is not exercised more than one (1) time in any consecutive six (6) month period; or

                     9.3  Representations.  Any representation,
statement, information or warranty that is at any time made or delivered to the Banks by or on behalf of any Company shall be materially incorrect, incomplete or misleading when made; or

                     9.4  Consents.  Any Company shall do, or
permit to be done, any act for which the Banks' written consent is required under any Loan Document, without first obtaining such written consent.

                     9.5  Financial Information and Inspections.
Any Company shall fail, promptly after demand, to furnish financial information or to permit inspection of any books, records or Property as required under any Loan Document; or

                     9.6  Insurance.  Any failure to maintain, or
provide evidence of, any insurance coverage required under any Loan
Document; or

                     9.7  Organizational Status.  Any Company
shall dissolve or fail to remain in good standing in its state of incorporation or duly qualified in each state where its properties or business make qualification necessary (except with respect to any Subsidiary that is merged into another Company); or

                     9.8  Warrants and Tax Liens.  Any warrant of
attachment or for distraint, or notice of tax lien with respect to an amount of Two Hundred Fifty Thousand Dollars ($250,000) or more shall be issued relating to, or encumbering, any Property, or any that is not, within fifteen (15) days of entry, discharged, or stayed and bonded, to the satisfaction of the Banks;

                     9.9  Tax Audit.  Any Company shall have any
liability to the IRS (whether of tax, interest, penalty, addition to tax, or any combination thereof, and whether arising by reason of (i) a settlement of the pending tax audit with the IRS or (ii) a judgment or decision entered in favor of the IRS or a warrant of attachment or distraint, or notice of tax lien, or an assessment of a deficiency, or otherwise) arising from or relating to such Company's acquisition of Starn's Markets, Inc., which either (a) is in an amount in excess of One Million Dollars ($1,000,000) or (b) if the aggregate amount is One Million Dollars ($1,000,000) or less, will require payments in any one fiscal year by the Company in excess of Two Hundred Fifty Thousand Dollars ($250,000); provided however that if the judgment, decision, warrant, notice or assessment described in clause (ii) above (collectively "Decision") is appealable and is being contested in good faith by such Company, with any action by the IRS duly stayed, then such Decision shall not cause an Event of Default hereunder until such time as the Decision becomes final and non-appealable or the IRS commences collection efforts or the Company voluntarily pays such liability; or

                     9.10  Judgments.  Any judgment shall be
entered against any Company in excess of Two Hundred Fifty Thousand Dollars ($250,000), that is not, within fifteen (15) days of entry, discharged, or stayed and bonded, to the satisfaction of the Banks or fully covered by insurance and the insurance company has, in writing, unconditionally accepted liability for that judgment; or

                     9.11  Lien on Property.  Any Lien shall
encumber any Property other than (i) a Permitted Encumbrance or
(ii) an involuntary Lien that is specially covered under Sections
9.8 or 9.9.

                     9.12  Loss or Destruction.  Any loss or
destruction of any Property that, in the Banks' reasonable judg-ment, has a market value of Five Hundred Thousand Dollars ($500,000) or more, unless, that loss or destruction is adequately covered by insurance and, within ninety (90) days of that loss or destruction, either an insurance company has admitted its liability for such loss or destruction, or such loss or destruction is fully compensated by insurance to the satisfaction of the Banks; or

                     9.13  Insolvency.  Any filing of a petition
by or against any Company under any bankruptcy or insolvency law or an assignment by any Company of any property or assets for the benefit of creditors, or the failure of any Company to pay its debts in the ordinary course as those debts become due, or the calling of a meeting of creditors of any Company to obtain any general financial accommodation; provided, however, that as to any such action that is involuntarily commenced against and is being contested by the subject Company, that Company shall have until the earlier of thirty (30) days or an adjudication of insolvency to contest and obtain a dismissal of that action; or

                     9.14  Seizure of Property.  Any seizure by
governmental authorities of, or the imposition of legal restraints against, any property of any Company that has an aggregate value in excess of Five Hundred Thousand and 00/100 Dollars ($500,000), which is not, within fifteen (15) days of that seizure or imposition, fully bonded to the reasonable satisfaction of the Banks; or

                     9.15  Note Purchase Agreement.  The Borrower
shall be in default under any term or condition under the Note
Purchase Agreement or any other indebtedness for borrowed money; or

                     9.16  Leases.  Any Company shall be in
default under any term or condition under any Capital Lease obligation or under any material operating leases (other than those which are being contested in good faith and have not resulted in the loss of any Property by any Company); or

                     9.17  Enforceability.  Any action or
proceeding is instituted to obtain a ruling or judgment that any term or condition of any Loan Document, or any restriction against, or interest in, any Property that any Loan Document purports to give to the Banks, is unenforceable in any respect; or

                     9.18  Termination of Plan.  Any Termination
Event occurs under any Plan, a trustee shall be appointed by a court of appropriate authority to administer any Plan, the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee or administer any Plan or any Plan shall be formally terminated; or

                     9.19  Other Liabilities.  Any Company shall
fail to make any payment when due or fail to perform any obligation under its Liabilities in excess of Five Hundred Thousand and 00/100 Dollars ($500,000) (other than as referred to in any other subsection of this Section 9) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement relating to any such Liabilities; or

                     9.20  Material Adverse Change.  There shall
be a material adverse change in the business or financial condition of the Borrower and its Subsidiaries taken as a whole.

                      SECTION X - REMEDIES

                     Whenever an Event of Default occurs (and any applicable cure period has expired), the Banks may, in addition to any right or remedy they may have at law or in equity, at their option, do any one or more of the following in any order, in any combination and at any time:

                     10.1 Acceleration. Declare any Obligations, including the Term Loan, the Revolving Loan, the Convertible
Revolver or indebtedness under the Prior NJNB Loan, to be immediately due and payable; or

                     10.2  Other Remedies.  Exercise any other
rights or remedies it may have under any Loan Document or Obligation; or

                     10.3  Terminate Financing.  Immediately
terminate or reduce the lending Commitments under the Revolving
Loan or Convertible Revolver; or

                     10.4  Direct Recourse.  Institute suit
directly against the Borrower or the Guarantor; or

                     10.5  Other Creditor Remedies.  Exercise any
right or remedy available to the Banks under any applicable law of any jurisdiction; or

                     10.6  Collection Expenses.  Collect from any
Obligor (A) all reasonable fees and disbursements of the Banks' attorneys incurred in obtaining advice or representation relating to the collection or enforcement of any Obligation and (B) all expenses of, or in anticipation of, litigation including fees and expenses of witnesses, experts and stenographers and the cost to obtain or produce appraisals. All such collection fees and expenses shall be due and payable upon demand, and shall accrue interest at the highest rate in effect from time to time under any Obligation; or

                     10.7  Other Expenses.  At any time and from
time to time, perform any duty or obligation of any Company under any Loan Document or Obligation and to take any other actions deemed by the Banks to be reasonably necessary to protect the Banks' interest in any Property or to avoid any risk of damage or loss to the Banks including steps to comply with applicable environmental laws. All expenses of any nature incurred by the Banks under this subsection shall be due and payable upon demand, and shall accrue interest at the highest rate in effect from time to time under any Obligation. The exercise by the Banks of their rights under this subsection shall not constitute a waiver of any Event of Default or of any right or remedy under this any Loan Document; or

                     10.8  Increase in Interest.  Increase the
rate of interest under any Obligations to a floating interest rate determined by the Banks up to and including Three Percent (3%) above the Prime Rate. This increase in interest rate shall be computed on the basis of a 360-day year and shall survive the entry of any judgment relating to any Obligation.

                     10.9  Additional Rights of Banks.  The Banks
may exercise any of the rights and remedies in Sections 10.6 or
10.7 upon the occurrence of any Default, whether or not Bank has formally declared an Event of Default or accelerated any Obligations, provided, however, that the Banks shall not exercise any rights or remedies pursuant to this Section 10.9 until after the Borrower is on notice of the circumstance or condition that would give rise to the Default.

                     10.10  Pari Passu.  The Banks and the
Borrower agree that following an Event of Default the Notes and the Prior NJNB Loan shall be treated on a pari passu basis.

        SECTION XI THE AGENT; RELATIONS AMONG BANKS, ETC.

                     11.1. Appointment, Powers and Immunities of
Agent. Each Bank hereby irrevocably (but subject to removal by the Banks pursuant to Section 11.9) appoints and authorizes the Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to the Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document, and shall not by reason of this Agreement be a trustee for any Bank. The Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer of the Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Loan Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Loan Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, or for any failure by the Borrower to perform any of its obligations hereunder or thereunder. The Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

                     11.2. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent may deem and treat each Bank as the holder of the Loans made by it for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Agent signed by such Bank and approved in advance by both Banks shall have been furnished to the Agent. The Agent shall not be required to deal with any Person who has acquired a participation in any Loan from a Bank. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by both Banks, and such instructions of both Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan.

                     11.3. Defaults.  The Agent shall not be
deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the Loans to the extent the same is required to be paid to the Agent for the account of the Banks) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to
Section 11.8) take such action with respect to such Default or Event of Default which is continuing as shall be directed by both Banks; provided that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that the Agent shall not be required to take any such action which it determines to be contrary to law.

                     11.4. Rights of Agent as a Bank.  With
respect to its Commitment and the Loans made by it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its capacity as a Bank. The Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis) and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

                     11.5. Indemnification of Agent. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 10.6 or under the applicable provisions of any other Loan Document, but without limiting the obligations of the Borrower under Section 10.6 or such provisions), ratably in accordance with the aggregate unpaid principal amount of the Loans made by the Banks (without giving effect to any participation, in all or any portion of such Loans, sold by them to any other Person) (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent as agent hereunder in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under
Section 10.6 or under the applicable provisions of any other Loan Document but excluding, unless a Default or Event of Default has occurred, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

                     11.6. Documents; Notices. The Agent will forward to each Bank, promptly after the Agent's receipt thereof, a copy of each report, notice or other document required by this Agreement or any other Loan Document to be delivered to the Agent for such Bank. The Agent also shall provide each Bank with a copy of any notice that it sends as Agent to the Borrower. Each Bank shall provide the other Bank with a copy of any notice that it sends to the Borrower.

                     11.7. Non-Reliance on Agent and Other Banks.
Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and its own decision to enter into this Loan Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Loan Agreement or any other Loan Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Loan Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Subsidiary except as otherwise expressly stated herein. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Subsidiary which may come into the possession of the Agent or any of its Affiliates. The Agent shall not be required to file this Loan Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Loan Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.

                     11.8. Failure of Agent to Act. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 11.5 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                     11.9. Resignation or Removal of Agent.
Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof to the Banks and the Borrower, and the Agent may be removed at any time with or without cause by both Banks; provided that the Borrower shall be promptly notified thereof. Upon any such resignation or removal, the Banks shall have the right jointly to appoint a successor Agent. If no successor Agent shall have been so appointed by both Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank which has an office in New Jersey or New York. The Banks or the retiring Agent, as the case may be, shall upon the appointment of a successor Agent promptly so notify the Borrower. Upon the acceptance of any appointment as agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

                     11.10. Amendments Concerning Agency Function. The Agent shall not be bound by any waiver, amendment, supplement or modification of this Loan Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

                     11.11. Liability of Agent. The Agent shall not have any liabilities or responsibilities to the Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of the Borrower to perform its obligations hereunder or under any other Loan Document.

                     11.12. Transfer of Agency_Function. Without the consent of the Borrower or any Bank, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices in the United States of America wherever located, provided that the Agent shall promptly notify the Borrower and the Banks thereof.

                     11.13. Non-Receipt of Funds the Agent.
Unless the Agent shall have been notified by a Bank or the Borrower (either one as appropriate being the "Payor") prior to the date on which such Bank is to make payment hereunder to the Agent of the proceeds of a Loan or the Borrower is to make payment to the Agent, as the case may be (either such payment being a "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment (and, if such recipient is the Borrower and the Payor Bank fails to pay the amount thereof to the Agent forthwith upon demand, the Borrower) shall, on demand, repay to the Agent the amount made available to it together with interest thereon for the period from the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the average daily Prime Rate for such period.

                     11.14. Several Obligations of Banks. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank.

                     11.15. Pro Rata Treatment of Loans, Etc.
Except to the extent otherwise provided herein: (a) each borrowing under Sections 2.6, 2.10 and 4.6 shall be made from the Banks, each reduction or termination of the amount of the Commitments shall be applied proportionately to the Commitments of the Banks, and each payment of commitment fee accruing under Section 5.10 shall be made for the account of the Banks, pro rata according to the amounts of their respective unused Commitments; and (b) each prepayment and payment of principal of or interest on Loans or any letter of credit or any late fees, prepayment fees or commitment fees or any other amounts due with respect to the Loans (other than expense reimbursements) shall be made to the Agent for the account of the Banks holding Loans pro rata in accordance with the respective unpaid principal amounts of such Loans held by such Banks.

                     11.16. Sharing of Payments Among Banks. If a Bank shall obtain payment of any principal of or interest on any Loan or any late fees, prepayment fees or commitment fees, made by it through the exercise of any right of set-off, banker's lien, counterclaim, or by any other means, it shall promptly purchase from the other Banks participation in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Loans held by each of them. To such end the Banks shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Loans made by other Banks may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation (or direct interest). Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of the Borrower.

             SECTION XII - MISCELLANEOUS PROVISIONS

                     12.1  Waiver.  The Banks shall not be deemed
to have waived any rights or remedies under any Loan Document or
Obligation by:

                          (A) forebearing or failing to exercise,
or delaying in exercising, any rights and remedies; or

                          (B)  forebearing or failing to insist
upon, or any delay in insisting upon, the strict performance of any term or condition of any Loan Document or other Obligation; or

                          (C) granting any extension, modification
or waiver of any term or condition of any Loan Document or other
Obligation, except, and only to the extent, that the extension, modification, or waiver shall expressly provide; or

                          (D)  any other act, omission,
forebearance or delay by any Bank, its officers, agents, servants or employees; or

                          (E)  any waiver of any rights or
remedies on any one occasion.

                     12.2  Written Modifications.  No extension,
modification, amendment or waiver of any term or condition of any Loan Document shall be valid or binding upon either Bank, unless it is in writing and signed by a duly authorized officer of such Bank.

                     12.3  Demands and Notices.  All demands and
notices under any Loan Document shall be in writing and shall be served either personally or by certified mail, return receipt requested, on the party to whom that notice or demand is to be given or made at the address first set forth in the caption to this Loan Agreement. All notices and demands directed to NJNB or the Agent shall be sent to the Commercial Lending Department (Attn:
Stephen Rooney), with a copy of any such notice or demand to be sent to NJNB's counsel, Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. 65 Livingston Avenue, Roseland, New Jersey 07068 (Attn: Alan Wovsaniker, Esq.). All notices to CBNJ shall be sent to the Large Corporate Region Department (Attn: James H. Ramage), with a copy of any such notice or demand to be sent to CBNJ's counsel, Friedman, Siegelbaum, 5 Becker Farm Road, Roseland, New Jersey 07068 (Attn:
Joseph Siegelbaum, Esq.). All notices to Borrower shall be sent to Borrower (Attn: Robert Sumas). (The Agent shall endeavor, but shall have no obligation whatsoever and no responsibility whatsoever for any failure, to send copies of notices of conditions of default to the attention of the in-house counsel and controller of Borrower.) Any party desiring to change the address to which notices or demands shall be sent shall notify the other parties of the new address by certified mail, return receipt requested. Any notice or demand properly sent by Bank via certified mail, return receipt requested, shall be deemed to have been served on the third business day after mailing, regardless of when it is actually received.

                     12.4  Governing Law.  All terms of each Loan
Document and the duties, rights and remedies of the parties thereunder shall be governed by, and construed according to, the laws of the State of New Jersey.

                     12.5  Jurisdiction.  In any litigation
relating to any Loan Document, Borrower hereby consents to the exclusive personal jurisdiction of the state and federal courts of the State of New Jersey.

                     12.6  Partial Invalidity.  If any term or
provision of any Loan Document is held to be invalid by any court of competent jurisdiction, such invalidity shall not affect the remaining terms and provisions, which shall continue in full force and effect.

                     12.7  Successors and Assigns.  Each Loan
Document shall be binding upon, and inure to the benefit of, the parties thereto and their respective successors or heirs, and assigns, provided, however, that the Borrower shall not be permitted to assign or transfer any rights or duties under any Loan Document without the express prior consent of the Banks, which consent the Banks may grant or withhold in their sole discretion. Each Bank shall have the absolute right to assign, or sell a participation interest in any or all of Bank's interest in, any Loan Document or any Loans made pursuant to any Loan Document, provided, however, that (1) neither Bank shall assign or sell a participation interest in any or all of its interest in the Loans or any Loan Document without the prior written consent of the other Bank and (2) both Banks shall jointly retain all decision making authority with respect to the declaration of Defaults and otherwise hereunder.

                     12.8  Additional Rights and Remedies.  All
rights and remedies given to the Banks under any Loan Document shall be in addition to, and not in limitation of, any right or remedy that the Banks may have, whether under any other provisions of any Loan Document or other agreement, or at law or in equity.

                     12.9  Further Assurances.  The Borrower
agrees to execute and deliver all documents and instruments reasonably requested by either Bank or the Agent to further the purposes of this Loan Agreement or any other Loan Document.


                  SECTION XIII - NO JURY TRIAL

                     IN ANY LITIGATION RELATING TO ANY LOAN
DOCUMENT, THE BANKS AND BORROWER HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY. BANK AND BORROWER ACKNOWLEDGE THAT THEY HAVE CONSULTED WITH THEIR RESPECTIVE COUNSEL SPECIFICALLY ON THE RAMIFICATIONS OF WAIVING THE RIGHT TO REQUEST TRIAL BY JURY PRIOR TO AGREEING TO THIS PROVISION.

                     The Banks, the Agent and the Borrower have caused this Loan Agreement to be executed as of the day and year first above written.

   AGENT:                      BANKS:
   NEW JERSEY NATIONAL BANK    NEW JERSEY NATIONAL BANK
   a National Banking          a National Banking Corporation
     Corporation


   By:                         By:
      Stephen Rooney, Assistant    Stephen Rooney, Assistant
         Vice President              Vice President



                               LENDING OFFICE:





                               CHEMICAL BANK NEW JERSEY
                                 NATIONAL ASSOCIATION


                               By:
                                  James H. Ramage,
                                    Vice President

                               LENDING OFFICE:





                               BORROWER:

   ATTEST:                     VILLAGE SUPER MARKET, INC.
                               a New Jersey Corporation


                               By:
                                  Robert Sumas, Executive
                                  Vice President

                                                   EXHIBIT A


                         CLOSING MEMORANDUM


           The closing contemplated by the Loan Agreement dated
   March   , 1994 ("Loan Agreement") between New Jersey National
   Bank ("NJNB", Chemical Bank New Jersey, National Association ("CBNJ") (collectively the "Banks"), Village Super Market, Inc. ("Borrower") and Village Liquor Shop, Inc. ("Guarantor") took place in Roseland, New Jersey on March , 1994.

           Present at the closing were those persons whose names appear on the annexed Exhibit 1.

           All steps were deemed taken and documents delivered simultaneously and none of the instruments, documents or agreements referred to was deemed delivered until the closing was completed. At the closing, the following documents were delivered:


     I.  Loan Agreements

           1.1  Loan Agreement
           1.2  Term Notes
           1.3  Revolving Notes
           1.4  Convertible Revolver Notes
           1.5  Guaranty

    II.  Corporate Documents-Borrower

           2.1  Certified corporate resolutions
           2.2  Certificate of corporate status and rundown
                   (NJ)
           2.3  Certified copy of certificate of incorporation
           2.4 Fictitious trade name certificate (for the trade name Shop-Rite)

   III.    Corporate Documents-Village Liquor

           3.1  Certified corporate resolutions
           3.2  Certificate of corporate status and rundown
                   (NJ)
           3.3  Certified copy of certificate of incorporation

    IV.  Lien Searches and Releases

           4.1 Judgment searches on Borrower and Guarantor and all trade names (NJ and Pa., depending on locations)
           4.2 UCC search reports on Borrower, the Guarantor and all trade names (county and state)
           4.3 Federal tax lien searches on Borrower and the Guarantor
           4.4 Franchise tax report on Borrower (in state of operation) and the Guarantor
           4.5  Title searches on owned real estate
           4.6  Payoff letter from NJNB

   V.  Miscellaneous

           5.1   Principal's Certificate
           5.2   Insurance certificate and endorsements
                    (30-day notice of termination or modification to Agent)
           5.3   Opinion letter from Companies' counsel
           5.4   Closing Statement
           5.5 Invoice from NJNB's counsel and Chemical's counsel
           5.6   Commitment Letter
           5.7   Certificate re:  Note Purchase Agreement with
                    Travelers

                              EXHIBIT 1


   The following persons attended the closing:


   For NJNB:

           Stephen Rooney       Assistant Vice President


   For NJNB's Counsel:   Lowenstein, Sandler, Kohl,
                        Fisher & Boylan, P.A.

           Alan Wovsaniker, Esq.

   For CBNJ:

           James H. Ramage     Vice President
           Carey Purcell       Assistant Vice President


   For CBNJ's Counsel:   Friedman & Siegelbaum

           Steven Dressler, Esq.



   For the Companies:

           Perry Sumas, President
           Robert Sumas, Executive Vice President
                       , Secretary


   Companies' Counsel:

           Frank Sauro, Esq.

                                                 EXHIBIT B-1

                      NEW JERSEY NATIONAL BANK

                           REVOLVING NOTE

   $8,000,000.00                              March   , 1994

           FOR VALUE RECEIVED, VILLAGE SUPER MARKET INC. (the "Borrower") hereby promises to pay to the order of NEW JERSEY NATIONAL BANK, c/o New Jersey National Bank, as agent (the "Agent") at its offices at 51 John F. Kennedy Parkway, Short Hills, New Jersey, 07078 the principal sum of EIGHT MILLION and 00/100 DOLLARS ($8,000,000.00), or such amount as is indicated from time to time on the records of the Agent for this Revolving Note, in United States currency in immediately available funds and to pay interest thereon at a floating interest rate as determined pursuant to the Loan Agreement ("Loan Agreement") of this date between New Jersey National Bank, Chemical Bank New Jersey, National Association (individually each a "Bank" and collectively the "Banks"), the Agent and the Borrower.

           This note is one of the "Revolving Note" referred to in the Loan Agreement and is subject to all its terms and conditions. The Loan Agreement contains provisions for the acceleration of the maturity and optional prepayment of this Note and an increase in the interest rate upon an Event of Default. Capitalized terms used in this Revolving Note and defined in the Loan Agreement shall have the meanings and be construed as provided in the Loan Agreement.

           Interest shall be payable in arrears on each Interest Payment Date as provided in the Loan Agreement.
   Interest shall be calculated as provided in the Loan
   Agreement on a 360 day year based on the number of days elapsed.

           The Borrower shall pay interest on the unpaid principal amount of each advance that the Banks make from the date of each advance until the entire principal amount and accrued interest shall be paid in full. To the extent permitted by law, and in Banks' discretion, the Borrower shall pay interest on any overdue interest payments from their due date.

           Except for special circumstances set forth in the Loan Agreement or upon the occurrence of an Event of Default, there shall be no mandatory principal payments prior to the Revolving Note Maturity Date. On the Revolving Note Maturity Date, the entire principal sum outstanding, plus all accrued and unpaid interest shall be due and payable and paid in full.

           The Agent shall endeavor to record in its records for this Revolving Note the amount of all advances and extensions of credit and payments of principal and interest. The failure of the Agent to make such notation upon the making of any advance or the payment of any principal or interest, however, shall not alter or impair the rights and remedies of the Banks if an advance has actually been made or the rights and remedies of the Borrower if a payment has been delivered.

           Upon the occurrence of an Event of Default the principal and interest under this Revolving Note may become, or may be declared to be, immediately due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement. The interest rate may also be increased upon the occurrence of an Event of Default as provided in the Loan Agreement.

           The Borrower acknowledges that the Banks do not presently intend for the aggregate principal amount of the borrowings and extensions of credit under the Revolving Loan to exceed the original principal amount of this Revolving Note. Notwithstanding the foregoing, if, for any reason, the Banks shall make advances and extensions of credit in excess of that amount, the Borrower hereby agrees to repay those excess sums upon demand at the interest rate provided under the Loan Agreement with respect to the Revolving Loan.

           All payments shall be applied first to costs of collection, then to accrued interest with the balance applied to the reduction of principal.

           This Revolving Note shall be governed by, and construed in accordance with, the laws of the State of New
   Jersey.

           The Borrower and each guarantor and endorser hereby waive presentment, demand, protest, notice of protest, diligence and all other demands and notices in connection with the payment and enforcement of this Revolving Note.

           IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed on the date first above written.

   ATTEST:                    VILLAGE SUPER MARKET, INC.
                              a New Jersey Corporation


                              By:
               , Secretary       Robert Sumas, Executive
                                   Vice President

                                                 EXHIBIT B-2



                           REVOLVING NOTE

   $4,000,000.00                              March   , 1994

           FOR VALUE RECEIVED, VILLAGE SUPER MARKET INC. (the "Borrower") hereby promises to pay to the order of CHEMICAL BANK, NEW JERSEY, NATIONAL ASSOCIATION, c/o NEW JERSEY NATIONAL BANK, as agent (the "Agent"), at the Agent's offices at 51 John F. Kennedy Parkway, Short Hills, New Jersey, 07078 the principal sum of FOUR MILLION and 00/100 DOLLARS ($4,000,000.00), or such amount as is indicated from time to time on the Agent's records for this Revolving Note, in United States currency in immediately available funds and to pay interest thereon at a floating interest rate as determined pursuant to the Loan Agreement ("Loan Agreement") of this date between New Jersey National Bank, Chemical Bank New Jersey, National Association (individually each a "Bank" and collectively the "Banks"), the Agent and the Borrower.

           This note is one of the "Revolving Note" referred to in the Loan Agreement and is subject to all its terms and conditions. The Loan Agreement contains provisions for the acceleration of the maturity and optional prepayment of this Note and an increase in the interest rate upon an Event of Default. Capitalized terms used in this Revolving Note and defined in the Loan Agreement shall have the meanings and be construed as provided in the Loan Agreement.

           Interest shall be payable in arrears on each Interest Payment Date as provided in the Loan Agreement.
   Interest shall be calculated as provided in the Loan
   Agreement on a 360 day year based on the number of days elapsed.

           The Borrower shall pay interest on the unpaid principal amount of each advance that the Banks make from the date of each advance until the entire principal amount and accrued interest shall be paid in full. To the extent permitted by law, and in Banks' discretion, the Borrower shall pay interest on any overdue interest payments from their due date.

           Except for special circumstances set forth in the Loan Agreement or upon the occurrence of an Event of Default, there shall be no mandatory principal payments prior to the Revolving Note Maturity Date. On the Revolving Note Maturity Date, the entire principal sum outstanding, plus all accrued and unpaid interest shall be due and payable and paid in full.

           The Agent shall endeavor to record in its records for this Revolving Note the amount of all advances and extensions of credit and payments of principal and interest. The failure of the Agent to make such notation upon the making of any advance or the payment of any principal or interest, however, shall not alter or impair the rights and remedies of the Banks if an advance has actually been made or the rights and remedies of the Borrower if a payment has been delivered.

           Upon the occurrence of an Event of Default the principal and interest under this Revolving Note may become, or may be declared to be, immediately due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement. The interest rate may also be increased upon the occurrence of an Event of Default as provided in the Loan Agreement.

           The Borrower acknowledges that the Banks do not presently intend for the aggregate principal amount of the borrowings and extensions of credit under the Revolving Loan to exceed the original principal amount of this Revolving Note. Notwithstanding the foregoing, if, for any reason, the Banks shall make advances and extensions of credit in excess of that amount, the Borrower hereby agrees to repay those excess sums upon demand at the interest rate provided under the Loan Agreement with respect to the Revolving Loan.

           All payments shall be applied first to costs of collection, then to accrued interest with the balance applied to the reduction of principal.

           This Revolving Note shall be governed by, and construed in accordance with, the laws of the State of New
   Jersey.

           The Borrower and each guarantor and endorser hereby waive presentment, demand, protest, notice of protest, diligence and all other demands and notices in connection with the payment and enforcement of this Revolving Note.

           IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed on the date first above written.

   ATTEST:                    VILLAGE SUPER MARKET, INC.
                              a New Jersey Corporation


                              By:
               , Secretary       Robert Sumas, Executive
                                   Vice President

                                                 EXHIBIT C-1

                      NEW JERSEY NATIONAL BANK

                              TERM NOTE

   $6,666,666.67                                             March   , 1994

           FOR VALUE RECEIVED, VILLAGE SUPER MARKET, INC., a New Jersey corporation (the "Borrower") hereby promises to pay to the order of NEW JERSEY NATIONAL BANK, c/o New Jersey National Bank, as agent (the "Agent") at its offices at 51 John F. Kennedy Parkway, Short Hills, New Jersey, 07078 the principal sum of SIX MILLION SIX HUNDRED SIXTY SIX THOUSAND SIX HUNDRED SIXTY SIX and 67/100 DOLLARS ($6,666,666.67) in United States currency in immediately available funds, and to pay interest thereon, at a rate equal to Eight and 15/100 Percent (8.15%) per annum, all pursuant to the terms of a Loan Agreement ("Loan Agreement") of this date among, New Jersey National Bank, Chemical Bank New Jersey, National Association (individually each a "Bank" and collectively the "Banks"), the Agent and the Borrower.

           Interest only shall be paid on this Note on April 1, 1994 or on the first day of each and every month through July 1, 1994. The principal sum shall be paid in Eighty (80) consecutive monthly installments of THIRTY SEVEN THOUSAND THIRTY SEVEN and 04/100 DOLLARS ($37,037.04) each, commencing on the first day of the month of August, 1994, and on the first day of each month consecutively thereafter until the first day of the month of April, 2001, when the final principal installment of THREE MILLION SEVEN HUNDRED THREE THOUSAND SEVEN HUNDRED THREE and 50/100 DOLLARS ($3,703,703.50) together with all other sums owing under this Term Note shall be due and payable. Accrued interest shall be due and payable on the first day of each calendar month when any sums remain outstanding under this Note.

           This Term Note is one of the "Term Note" referred to in the Loan Agreement and is subject to all its terms and conditions. The Loan Agreement contains provisions for the acceleration of the maturity and optional prepayment and prepayment fees of this Term Note and an increase in the interest rate upon an Event of Default. Capitalized terms used in this Term Note and defined in the Loan Agreement shall have the meanings and be construed as provided in the Loan Agreement.

           Interest shall accrue from the date hereof until the principal amount is paid in full. To the extent permitted by law, and in the Banks' discretion, interest shall be paid on any overdue interest payments from their due date at the rate in effect under this Term Note. Interest shall be calculated on a 360 day year based on the number of days elapsed.

           All payments shall be applied first to costs of collection, if any, then to prepayment premium, and then to accrued interest, with the balance applied to the reduction of installments of principal in inverse order of their maturities.

           Upon the occurrence of an Event of Default, all sums outstanding under this Term Note may become, or may be declared to be, immediately due and payable in the manner, upon the conditions, and with the effect provided in the Loan
   Agreement.

           This Term Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

           The Borrower and any guarantors and endorsers hereby waive presentment, demand, protest, notice of protest, diligence and all other demands and notices in connection with the payment and enforcement of this Term Note.


           IN WITNESS WHEREOF, the Borrower has caused this Term Note to be duly executed on the date first above written.

   ATTEST:                    VILLAGE SUPER MARKET, INC.
                              a New Jersey Corporation


                              By:
                  Secretary      Robert Sumas, Executive Vice
                                 President

                     EXHIBIT C-2

                              TERM NOTE

   $3,333,333.33                                             March   , 1994

           FOR VALUE RECEIVED, VILLAGE SUPER MARKET, INC., a New Jersey corporation (the "Borrower") hereby promises to pay to the order of CHEMICAL BANK NEW JERSEY, NATIONAL ASSOCIATION, c/o New Jersey National Bank, as agent (the "Agent"), at the Agent's offices at 51 John F. Kennedy Parkway, Short Hills, New Jersey, 07078 the principal sum of THREE MILLION THREE HUNDRED THIRTY THREE THOUSAND THREE HUNDRED THIRTY THREE and 33/100 DOLLARS ($3,333,333.33) in United States currency in immediately available funds, and to pay interest thereon, at a rate equal to
   Percent (    %) per annum, all pursuant to the terms of a
   Loan Agreement ("Loan Agreement") of this date among, New Jersey National Bank, Chemical Bank New Jersey, National Association (individually each a "Bank" and collectively the "Banks"), the Agent and the Borrower.

           Interest only shall be paid on this Note on April 1, 1994 or on the first day of each and every month through July 1, 1994. The principal sum shall be paid in Eighty (80) consecutive monthly installments of EIGHTEEN THOUSAND FIVE HUNDRED EIGHTEEN and 52/100 DOLLARS ($18,518.52) each, commencing on the first day of the month of August, 1994, and on the first day of each month consecutively thereafter until the first day of the month of April, 2001, when the final principal installment of ONE MILLION EIGHT HUNDRED FIFTY ONE THOUSAND EIGHT HUNDRED FIFTY ONE and 70/100 DOLLARS ($1,851,851.70) together with all other sums owing under this Term Note shall be due and payable. Accrued interest shall be due and payable on the first day of each calendar month when any sums remain outstanding under this Note.

           This Term Note is one of the "Term Note" referred to in the Loan Agreement and is subject to all its terms and conditions. The Loan Agreement contains provisions for the acceleration of the maturity and optional prepayment and prepayment fees of this Term Note and an increase in the interest rate upon an Event of Default. Capitalized terms used in this Term Note and defined in the Loan Agreement shall have the meanings and be construed as provided in the Loan Agreement.

           Interest shall accrue from the date hereof until the principal amount is paid in full. To the extent permitted by law, and in the Banks' discretion, interest shall be paid on any overdue interest payments from their due date at the rate in effect under this Term Note. Interest shall be calculated on a 360 day year based on the number of days elapsed.

           All payments shall be applied first to costs of collection, if any, then to prepayment premium, and then to accrued interest, with the balance applied to the reduction of installments of principal in inverse order of their maturities.

           Upon the occurrence of an Event of Default, all sums outstanding under this Term Note may become, or may be declared to be, immediately due and payable in the manner, upon the conditions, and with the effect provided in the Loan
   Agreement.

           This Term Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

           The Borrower and any guarantors and endorsers hereby waive presentment, demand, protest, notice of protest, diligence and all other demands and notices in connection with the payment and enforcement of this Term Note.


           IN WITNESS WHEREOF, the Borrower has caused this Term Note to be duly executed on the date first above written.

   ATTEST:                    VILLAGE SUPER MARKET, INC.
                              a New Jersey Corporation


                              By:
                  Secretary      Robert Sumas, Executive Vice
                                 President

                        EXHIBIT D-1

                      NEW JERSEY NATIONAL BANK

                      CONVERTIBLE REVOLVER NOTE

   $5,333,333.33                                             March   , 1994

           FOR VALUE RECEIVED, VILLAGE SUPER MARKET, INC., a
   New Jersey corporation (the "Borrower"), hereby promises to pay to the order of NEW JERSEY NATIONAL BANK c/o New Jersey National Bank as agent (the "Agent"), at its offices at 51 John F. Kennedy Parkway, Short Hills, New Jersey, 07078 the principal sum of FIVE MILLION THREE HUNDRED THIRTY-THREE THOUSAND THREE HUNDRED THIRTY-THREE and 33/100 DOLLARS ($5,333,333.33), or such amount as is indicated from time to time on the records of the Agent as being the amount actually outstanding for this Note, in United States currency in immediately available funds and to pay interest thereon at the interest rate applicable to each Convertible Revolver Loan as determined pursuant to the Loan Agreement of this date ("Loan Agreement") among New Jersey National Bank, Chemical Bank New Jersey, National Association (individually each a "Bank" and collectively, the "Banks"), the Agent and the Borrower.

           This Note is one of the "Convertible Revolver Note" referred to in the Loan Agreement and is subject to all its terms and conditions. The Loan Agreement contains provisions for the acceleration of the maturity and optional prepayment and prepayment fees of this Note and an increase in the interest rate upon an Event of Default. Capitalized terms used in this Convertible Revolver Note and defined in the Loan Agreement shall have the meanings and be construed as provided in the Loan Agreement.

           Interest shall be payable in arrears on each Interest Payment Date as provided in the Loan Agreement.
   Interest shall be calculated as provided in the Loan
   Agreement on a 360 day year based on the number of days elapsed.

           The Borrower shall pay interest on the unpaid principal amount of each advance that the Banks make from the date of each advance until the entire principal amount and accrued interest shall be paid in full. To the extent permitted by law, and in the Banks' discretion, the Borrower shall pay interest on any overdue interest payments from their due date.

           Except for special circumstances set forth in the Loan Agreement or the occurrence of an Event of Default, there shall be no mandatory principal payments prior to the First Conversion Date except as required under Section 4.2 of the Loan Agreement. After the First Conversion Date, the principal sum outstanding as of the First Conversion Date shall be due and payable in Seventy One (71) equal monthly principal installments based on a fifteen (15) year term [First Principal Balance divided by 180] beginning on the first (1st) day of the second month after the First Conversion Date [February 1, 1995] and on the first (1st) day of each month consecutively thereafter until the first day of the Seventy Second (72nd) month after the First Conversion Date when all principal, interest and other sums then outstanding under the Convertible Revolver shall be due and payable in full.

           After the Second Conversion Date, the Borrower shall repay the Second Principal Balance in Fifty-Nine (59) equal monthly principal installments based on a fifteen (15) year term [Second Principal Balance divided by 180] beginning on the first (1st) day of the second month after the Second Conversion Date [February 1, 1996] and on the first (1st) day of each month consecutively thereafter until the first day of the Sixtieth (60th) month after the Second Conversion Date when all principal, interest and other sums then outstanding under the Convertible Revolver shall be due and payable in full.

           Upon each Conversion Date or the Fixed Rate Date, the Borrower shall execute such substitute notes substantially in the form of Exhibits D-3 and D-4 of the Loan
   Agreement as may be requested by the Agent or the Banks.

           The Agent shall endeavor to record in its records for this Convertible Revolver Note the amount of all advances and extensions of credit and payments of principal and interest. The failure of the Agent to make such notation upon the making of any advance or the payment of any principal or interest, however, shall not alter or impair the rights and remedies of the Banks if an advance has actually been made or the rights and remedies of the Borrower if a payment has been delivered.

           Upon the occurrence of an Event of Default the principal and interest under this Convertible Revolver Note may become, or may be declared to be, immediately due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement. The interest rate may also be increased upon the occurrence of an Event of Default as provided in the Loan Agreement.

           The Borrower acknowledges that Banks do not presently intend for the aggregate principal amount of the borrowings and extensions of credit under the Convertible Revolver Loan to exceed the original principal amount of this Convertible Revolver Note. Notwithstanding the foregoing, if, for any reason, the Banks shall make advances and extensions of credit in excess of that amount, the Borrower hereby agrees to repay those excess sums upon demand at the interest rate provided under the Loan Agreement with respect to the Convertible Revolver Loan.

           All payments shall be applied first to costs of collection, then to prepayment fees, if any, and then to accrued interest with the balance applied to the reduction of principal.

           This Convertible Revolver Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

           The Borrower and each guarantor and endorser hereby waive presentment, demand, protest, notice of protest, diligence and all other demands and notices in connection with the payment and enforcement of this Convertible Revolver
   Note.

           IN WITNESS WHEREOF, the Borrower has caused this Convertible Revolver Note to be duly executed on the date first above written.

   ATTEST:                    VILLAGE SUPER MARKET, INC.
                              a New Jersey Corporation


                              By:
               , Secretary       Robert Sumas, Executive
                                  Vice President

                      EXHIBIT D-2

                      CONVERTIBLE REVOLVER NOTE

   $2,666,666.67                                             March   , 1994

           FOR VALUE RECEIVED, VILLAGE SUPER MARKET, INC., a
   New Jersey corporation (the "Borrower"), hereby promises to pay to the order of CHEMICAL BANK NEW JERSEY, NATIONAL ASSOCIATION, c/o New Jersey National Bank, as agent (the "Agent"), at the Agent's offices at 51 John F. Kennedy Parkway, Short Hills, New Jersey, 07078 the principal sum of TWO MILLION SIX HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SIX and 67/100 DOLLARS ($2,666,666.67), or such amount as is indicated from time to time on the Agent's records as being the amount actually outstanding for this Note, in United States currency in immediately available funds and to pay interest thereon at the interest rate applicable to each Convertible Revolver Loan as determined pursuant to the Loan Agreement of this date ("Loan Agreement") among New Jersey National Bank, Chemical Bank New Jersey, National Association (individually each a "Bank" and collectively, the "Banks"), the Agent and the Borrower.

           This Note is one of the "Convertible Revolver Note" referred to in the Loan Agreement and is subject to all its terms and conditions. The Loan Agreement contains provisions for the acceleration of the maturity and optional prepayment and prepayment fees of this Note and an increase in the interest rate upon an Event of Default. Capitalized terms used in this Convertible Revolver Note and defined in the Loan Agreement shall have the meanings and be construed as provided in the Loan Agreement.

           Interest shall be payable in arrears on each Interest Payment Date as provided in the Loan Agreement.
   Interest shall be calculated as provided in the Loan
   Agreement on a 360 day year based on the number of days elapsed.

           The Borrower shall pay interest on the unpaid principal amount of each advance that the Banks make from the date of each advance until the entire principal amount and accrued interest shall be paid in full. To the extent permitted by law, and in the Banks' discretion, the Borrower shall pay interest on any overdue interest payments from their due date.

           Except for special circumstances set forth in the Loan Agreement or the occurrence of an Event of Default, there shall be no mandatory principal payments prior to the First Conversion Date except as required under Section 4.2 of the Loan Agreement. After the First Conversion Date, the principal sum outstanding as of the First Conversion Date shall be due and payable in Seventy One (71) equal monthly principal installments based on a fifteen (15) year term [First Principal Balance divided by 180] beginning on the first (1st) day of the second month after the First Conversion Date [February 1, 1995] and on the first (1st) day of each month consecutively thereafter until the first day of the Seventy Second (72nd) month after the First Conversion Date when all principal, interest and other sums then outstanding under the Convertible Revolver shall be due and payable in full.

           After the Second Conversion Date, the Borrower shall repay the Second Principal Balance in Fifty-Nine (59) equal monthly principal installments based on a fifteen (15) year term [Second Principal Balance divided by 180] beginning on the first (1st) day of the second month after the Second Conversion Date [February 1, 1996] and on the first (1st) day of each month consecutively thereafter until the first day of the Sixtieth (60th) month after the Second Conversion Date when all principal, interest and other sums then outstanding under the Convertible Revolver shall be due and payable in full.

           Upon each Conversion Date or the Fixed Rate Date, the Borrower shall execute such substitute notes substantially in the form of Exhibits D-3 and D-4 of the Loan
   Agreement as may be requested by the Agent or the Banks.

           The Agent shall endeavor to record in its records for this Convertible Revolver Note the amount of all advances and extensions of credit and payments of principal and interest. The failure of the Agent to make such notation upon the making of any advance or the payment of any principal or interest, however, shall not alter or impair the rights and remedies of the Banks if an advance has actually been made or the rights and remedies of the Borrower if a payment has been delivered.

           Upon the occurrence of an Event of Default the principal and interest under this Convertible Revolver Note may become, or may be declared to be, immediately due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement. The interest rate may also be increased upon the occurrence of an Event of Default as provided in the Loan Agreement.

           The Borrower acknowledges that Banks do not presently intend for the aggregate principal amount of the borrowings and extensions of credit under the Convertible Revolver Loan to exceed the original principal amount of this Convertible Revolver Note. Notwithstanding the foregoing, if, for any reason, the Banks shall make advances and extensions of credit in excess of that amount, the Borrower hereby agrees to repay those excess sums upon demand at the interest rate provided under the Loan Agreement with respect to the Convertible Revolver Loan.

           All payments shall be applied first to costs of collection, then to prepayment fees, if any, and then to accrued interest with the balance applied to the reduction of principal.

           This Convertible Revolver Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

           The Borrower and each guarantor and endorser hereby waive presentment, demand, protest, notice of protest, diligence and all other demands and notices in connection with the payment and enforcement of this Convertible Revolver
   Note.

           IN WITNESS WHEREOF, the Borrower has caused this Convertible Revolver Note to be duly executed on the date first above written.

   ATTEST:                    VILLAGE SUPER MARKET, INC.
                              a New Jersey Corporation


                              By:
               , Secretary       Robert Sumas, Executive
                                  Vice President

                   EXHIBIT D-3

                      NEW JERSEY NATIONAL BANK

                      CONVERTIBLE REVOLVER NOTE

   $                                       December 31, 1994

           FOR VALUE RECEIVED, VILLAGE SUPER MARKET, INC., a
   New Jersey corporation (the "Borrower") hereby promises to
   pay to the order of                     BANK at the offices
   of New Jersey National Bank, as agent (the "Agent"), at the Agent's offices at 51 John F. Kennedy Parkway, Short Hills,
   New Jersey, 07078 the principal sum of              and
   00/100 DOLLARS ($            ) in United States currency in
   immediately available funds, and to pay interest thereon. [at
   a rate equal to [                    /100] Percent (     %)
   per annum [at the interest rate applicable to such Convertible Revolver Loan as determined pursuant to Loan Agreement], all pursuant to the terms of a Loan Agreement
   ("Loan Agreement") dated March   , 1994 among, New Jersey
   National Bank, Chemical Bank New Jersey, National Association (individually each a "Bank" and collectively the "Banks"), the Agent and the Borrower.

           The principal sum of this Note shall be paid in Seventy-one (71) consecutive equal monthly installments of
                                     and   /100 DOLLARS ($
           ) each, commencing on the first day of the month of February, 1995, and on the first day of each month consecutively thereafter until the first day of the month of January, 2001, when the final principal installment of

   and   /100 DOLLARS ($            ) together with accrued
   interest and all other sums owing under this Convertible Revolver Note shall be due and payable in full. Accrued interest shall be due and payable on each Interest Payment Date when any sums remain outstanding under this Note.

           This Convertible Revolver Note is one of the "Convertible Revolver Notes" referred to in the Loan Agreement and is subject to all its terms and conditions. The Loan Agreement contains provisions for the acceleration of the maturity and optional prepayment and prepayment fees of this Convertible Revolver Note and an increase in the interest rate upon an Event of Default. Capitalized terms used in this Convertible Revolver Note and defined in the Loan Agreement shall have the meanings and be construed as provided in the Loan Agreement.

           Interest shall accrue from the date hereof until the principal amount is paid in full. To the extent permitted by law, and in the Banks' discretion, interest shall be paid on any overdue interest payments from their due date at the rate in effect under this Convertible Revolver Note. Interest shall be calculated on a 360 day year based on the number of days elapsed.

           All payments shall be applied first to costs of collection, if any, then to prepayment premium, and then to accrued interest, with the balance applied to the reduction of installments of principal in inverse order of their maturities.

           Upon the occurrence of an Event of Default, all sums outstanding under this Convertible Revolver Note may become, or may be declared to be, immediately due and payable in the manner, upon the conditions, and with the effect provided in the Loan Agreement. The interest rate may also be increased upon the occurrence of an Event of Default.

           This Convertible Revolver Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

           The Borrower and any guarantors and endorsers hereby waive presentment, demand, protest, notice of protest, diligence and all other demands and notices in connection with the payment and enforcement of this Term Note.


           IN WITNESS WHEREOF, the Borrower has caused this Convertible Revolver Note to be duly executed on the date first above written.

   ATTEST:                    VILLAGE SUPER MARKET, INC.
                              a New Jersey Corporation


                              By:
   Secretary                     Robert Sumas, Executive Vice
                                 President

                   EXHIBIT D-4

                      NEW JERSEY NATIONAL BANK

                      CONVERTIBLE REVOLVER NOTE

   $                                       December 31, 1995

           FOR VALUE RECEIVED, VILLAGE SUPER MARKET, INC., a
   New Jersey corporation (the "Borrower") hereby promises to
   pay to the order of                     BANK at the offices
   of New Jersey National Bank, as agent (the "Agent") at the Agent's offices at 51 John F. Kennedy Parkway, Short Hills,
   New Jersey, 07078 the principal sum of              and
   00/100 DOLLARS ($            ) in United States currency in
   immediately available funds, and to pay interest thereon, at
   a rate equal to [                    /100] Percent (     %)
   per annum [at the interest rate applicable to such Convertible Revolver Loan as determined pursuant to the Loan Agreement], all pursuant to the terms of a Loan Agreement
   ("Loan Agreement") dated March    , 1994 among, New Jersey
   National Bank, Chemical Bank New Jersey, National Association (individually each a "Bank" and collectively the "Banks"), the Agent and the Borrower.

           The principal sum of this Note shall be paid in Fifty-Nine (59) consecutive equal monthly installments of
                                    and   /100 DOLLARS ($
          ) each, commencing on the first day of the month of February, 1996, and on the first day of each month consecutively thereafter until the first day of the month of January, 2001, when the final principal installment of

   and   /100 DOLLARS ($            ) together with accrued
   interest and all other sums owing under this Convertible Revolver Note shall be due and payable in full. Accrued interest shall be due and payable on each Interest Payment Date when any sums remain outstanding under this Note.

           This Convertible Revolver Note is one of the "Convertible Revolver Notes" referred to in the Loan Agreement and is subject to all its terms and conditions. The Loan Agreement contains provisions for the acceleration of the maturity and optional prepayment and prepayment fees of this Convertible Revolver Note and an increase in the interest rate upon an Event of Default. Capitalized terms used in this Convertible Revolver Note and defined in the Loan Agreement shall have the meanings and be construed as provided in the Loan Agreement.

           Interest shall accrue from the date hereof until the principal amount is paid in full. To the extent permitted by law, and in the Banks' discretion, interest shall be paid on any overdue interest payments from their due date at the rate in effect under this Convertible Revolver Note. Interest shall be calculated on a 360 day year based on the number of days elapsed.

           All payments shall be applied first to costs of collection, if any, then to prepayment premium, and then to accrued interest, with the balance applied to the reduction of installments of principal in inverse order of their maturities.

           Upon the occurrence of an Event of Default, all sums outstanding under this Convertible Revolver Note may become, or may be declared to be, immediately due and payable in the manner, upon the conditions, and with the effect provided in the Loan Agreement. The interest rate may also be increased upon the occurrence of an Event of Default.

           This Convertible Revolver Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

           The Borrower and any guarantors and endorsers hereby waive presentment, demand, protest, notice of protest, diligence and all other demands and notices in connection with the payment and enforcement of this Term Note.


           IN WITNESS WHEREOF, the Borrower has caused this Convertible Revolver Note to be duly executed on the date first above written.

   ATTEST:                    VILLAGE SUPER MARKET, INC.
                              a New Jersey Corporation


                              By:
   Secretary                     Robert Sumas, Executive Vice
                                 President

                     EXHIBIT E


               [Letterhead of the Companies' Counsel]



                                                      , 1994


   New Jersey National Bank
   51 John F. Kennedy Parkway
   Short Hills, New Jersey  07078
      Attn: Commercial Lending Department

   Chemical Bank New Jersey, National Association
   c/o New Jersey National Bank, as Agent
   51 John F. Kennedy Parkway
   Short Hills, New Jersey  07078

   Ladies and Gentlemen:

           This opinion relates to loans and other financial arrangements involving New Jersey National Bank, as agent (the "Agent"), New Jersey National Bank and Chemical Bank New Jersey, National Association (the "Banks") and Village Super Market, Inc., a New Jersey corporation (the "Borrower") and Village Liquor, Inc., a New Jersey corporation (the "Guarantor," collectively, with the Borrower, the "Companies" or the "Obligors").

           The documents for those loans include all "Loan Documents" as that term is defined in the Loan Agreement ("Loan Agreement") of this same date involving, the Agent, the Banks and the Borrower. Capitalized terms in this letter that have been defined in the Loan Agreement shall be construed as provided in the Loan Agreement unless otherwise defined in this letter.

           I have acted as counsel to the Borrower and the Guarantor in connection with the negotiation and execution of the Loan Documents and the consummation of the related transactions. In that capacity, I am generally familiar with the affairs, and have examined and am familiar with the charter and organizational documents and records, of all Companies.

           I have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all records, of communications or certificates of public officials, of certificates of the officers of the Companies, and upon such other documents as I have deemed relevant and necessary as the basis for the opinions hereinafter set forth. In making my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

           Based upon the foregoing, I am of the opinion that:

           (A) Each of the Borrower and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of New Jersey and is duly qualified to do business and is in good standing in each other jurisdiction where its properties or the nature of its business require qualification as a foreign corporation.

           (B)  Each Company has the power, authority,
   franchises and licenses (1) to own its respective properties and assets and to carry on and conduct business as it is now being conducted and (2) to execute and deliver the Loan Documents to which such Company is a party and to perform each and every one of such Company's respective obligations thereunder. The execution, delivery and performance of the Loan Documents have been duly authorized by all requisite action on behalf of each Company.

           (C) Neither the execution nor the delivery of any Loan Documents, nor the consummation of the transactions contemplated thereby, nor the fulfillment of, compliance with or performance of the terms and conditions therein, is prevented, limited by, conflicts with or will result in the breach or violation of, or a default under, the terms of (1) any charter or certificate of incorporation or amendment thereof, to which any Company is bound, or (2) any law, rule or regulation, or any order of any court or administrative agency applicable to any of the Companies or (3) any provision of any agreement constituting, or giving rise to, a Permitted Encumbrance. To the best of my knowledge after due inquiry, no Company is, or by the Borrower's or Guarantor's execution, delivery or performance of any Loan Documents will be, in default under, or in violation of, any of its obligations under any agreement or undertaking to which it is a party or by which it is bound.

           (D) There is no action or proceeding pending or threatened against any Company before any court or administrative agency that might (1) adversely affect the ability of any Company to perform any obligations under any Loan Documents, (2) involve the possibility of any judgment or liability that would result in any material adverse change in the business, properties or assets of any Company, or (3) adversely affect the enforceability of any of the Loan Documents.

           (E) Each of the Loan Documents constitutes the legal, valid and binding obligations of the Borrower and the Guarantor (to the extent each is a party thereto) enforceable in accordance with their respective terms, except, as to the enforcement of remedies only, to any applicable bankruptcy, insolvency and similar laws affecting creditors rights generally, and general principles of equity.

           (F) The Borrower is the legal and beneficial owner of, and holds good and valid record title to, all outstanding shares of all classes of stock of the Guarantor and does not, directly or indirectly, own any Subsidiaries other than the Guarantor.

           (G) There exist no Liens with respect to any Property other than Permitted Encumbrances. This opinion is to the best of my knowledge after due inquiry.

           The Agent, the Banks, their successors and assigns, and their respective counsel, may rely on this letter as if it were addressed specifically to them.

                              Very truly yours,




                              Frank Sauro, Esq.

   cc:  Alan Wovsaniker, Esq.

                              EXHIBIT F

                              GUARANTY

      This Guaranty ("Guaranty") is made this       day of
   March, 1994,

   BY                         VILLAGE LIQUOR SHOP, INC., a New
                                 Jersey corporation having its
                                 principal place of business at
                                 733 Mountain Avenue,
                                 Springfield, New Jersey 07081
                                 ("Guarantor");

   OF THE OBLI-
   GATIONS OF                 VILLAGE SUPER MARKET, INC., a
                                 New Jersey corporation having
                                 its principal place of business
                                 at 733 Mountain Avenue,
                                 Springfield, New Jersey
                                 ("Borrower")

   IN FAVOR OF                NEW JERSEY NATIONAL BANK
                                 ("NJNB"), a New Jersey banking
                                 corporation having an office at
                                 51 John F. Kennedy Parkway,
                                 Short Hills, New Jersey 07078
                                 and CHEMICAL BANK NEW JERSEY,
                                 NATIONAL ASSOCIATION, a national
                                 banking association having an
                                 office at East 36 Midland
                                 Avenue, Paramus, New Jersey
                                 07652 ("CBNJ", individually each
                                 a "Bank" and collectively the
                                 "Banks").

      Background. This Guaranty is made by Guarantor to induce the Banks to make certain loans and financial accommodations to the Borrower, including certain loans in the aggregate principal amount of up to $30,000,000 pursuant to the Loan Agreement and the Notes (as referenced below).

                              COVENANTS

      In consideration of the above-referenced loan and other good and valuable consideration, receipt of which is hereby acknowledged, the Guarantor hereby agrees to the following:

                       SECTION 1 - DEFINITIONS

      1.1 Defined Terms. The following capitalized terms in this Guaranty shall have the following meanings:

      "Agent" means New Jersey National Bank and its successors and assigns.

      "Banks" means the banks named in the caption of this Guaranty and their successors and assigns.

      "Borrower" means the Borrower named in the above caption of this Guaranty and its successors and assigns.

      "Collateral" means any property of the Guarantor in which the Banks have been, or may be, granted an interest to provide security for this Guaranty, including all of the Guarantor's present and future deposit accounts of all kinds.

      "Event of Default" has the meaning set forth in Section
   6 of this Guaranty.

      "Guarantor" means the Guarantor named in the caption of this Guaranty and its successors and assigns.

      "Guaranty" means this Guaranty and all modifications, renewals, extensions of, and amendments to, this Guaranty.

      "Loan Documents" means this Guaranty, the Loan Agreement, the Notes and all other agreements, documents, notes, assignments, affidavits and certificates executed in connection with this Guaranty or the Loan Agreement.

      "Loan Agreement" means the loan agreement dated this date among the Banks, the Agent and the Borrower whereby the Banks are providing the Borrower with credit facilities in the aggregate principal amount of $30,000,000 and all modifications, renewals, extensions and amendments to that loan agreement.

      "Notes" means collectively the following notes of this same date from Borrower to the order of the Agent issued pursuant to the Loan Agreement; the Revolving Note in the original maximum principal amount of Twelve Million Dollars ($12,000,000); the Term Note in the original aggregate principal amount of Ten Million Dollars ($10,000,000); and the Convertible Revolver Note in the original maximum principal amount of Eight Million Dollars ($8,000,000).

      "Obligations" means all existing and future indebtedness, obligations, liabilities and duties of all kinds including principal, interest and collection expenses owing from any Obligor to the Banks or the Agent, whether direct or indirect, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, or due or to become due, including those arising under the Notes, this Guaranty, the Loan Agreement or any other Loan Documents.

      "Obligor" means the Borrower and the Guarantor.

      1.2 Interpretations. Unless otherwise specified, the following rules of construction shall apply to this Guaranty:

                              (A)  The term "any" shall be
   construed as if followed by the phrase "one or more";

                              (B)  The term "including" shall
   be construed as if followed by the phrase "without limitation";

                              (C)  Singular words include the
   plural and plural words include the singular;

                              (D)  Words suggesting any gender
   include the other gender; and

                              (E)  Titles, headings and
   subheadings are for organizational purposes only and neither add to, nor limit, the meaning of any provision.

                     SECTION 2 - GUARANTY CLAUSE

      The Guarantor hereby unconditionally guarantees full and prompt payment when due (and not just the collectibility) and the full, prompt and unconditional performance, of each and every term and condition of all Obligations. This Guaranty is a primary obligation of the Guarantor and shall continue without limitation of amount or duration until all Obligations have been paid in full. The absolute, unconditional and continuing nature of this Guaranty shall be construed without regard to the invalidity or unenforceability of any of the Loan Documents or any of the Obligations or the Collateral therefore. This Guaranty shall continue to be effective or shall be deemed reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by the Banks upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, as though such payment had not been made. Without limiting the generality, scope or effect of the foregoing, the Guarantor expressly acknowledges and agrees that this Guaranty includes the payment of interest, both before and after maturity and whether by acceleration or otherwise, until all principal is paid in full.

                     SECTION 3 - LENDER'S RIGHTS

      Without incurring responsibility to the Guarantor and without impairing or releasing this Guaranty, the Banks may, from time to time, without the consent of, or notice to, the Guarantor, do any of the following:

   (i) change the terms of any Obligation including the principal amount, interest rate or the manner, place, time or terms of payment of any Obligation;

  (ii)  extend, renew, recast, redocument or postpone any Obligation;

  (iii) sell, release, or realize upon or otherwise deal with, in any manner and in any order, any Collateral;

  (iv) exercise or refrain from exercising any rights or remedies against any Guarantor or other Obligor or any Collateral;

   (v)  settle or compromise any Obligations; or

  (vi) apply any proceeds of any Collateral received from any Obligor to reduce any Obligations in any order.

                     SECTION 4 - WAIVER; RELEASE

                              The Guarantor waives and
   releases:

   (i) every claim or defense relating to the Banks' delay or forebearance from exercising any right or remedy, including any delay or forebearance from the liquidation of any Collateral;

  (ii) every claim relating to any failure to properly document any Obligations or obtain or perfect any interest in any Collateral; and

 (iii) notice of default, nonpayment, payment, presentment, demand, protest or dishonor relating to this Guaranty or any other Obligations.

                        SECTION 5 - SECURITY

                              The Guarantor hereby grants to
   the Banks a security interest in, and a right of setoff against, all of Guarantor's property (tangible or intangible) that is at any time in the possession of, deposited with, or in the custody of, the Banks, including all present and future deposit accounts of all kinds.

                        SECTION 6 - COVENANTS

                              The Guarantor hereby covenants
   to the Banks and the Agent that it will not (a) sell or pledge any of its assets, including but not limited to its liquor licenses, nor fail to renew such licenses or otherwise allow such liquor licenses to terminate nor (b) otherwise cause a breach of any covenant made by Borrower in the Loan Agreement.

                    SECTION 7 - EVENTS OF DEFAULT

                              Any of the following events or
   conditions shall, at the option of the Banks, constitute an Event of Default under this Guaranty and the other Loan
   Documents:

                              7.1  Any failure to perform or
   observe when due any term or condition in this Guaranty; or

                              7.2  Any other Event of Default
   under the Loan Agreement; or

                              7.3  The Guarantor shall fail to
   remain in good standing in its state of incorporation and duly qualified in each jurisdiction in which it is required to qualify as a foreign corporation or dissolves; or

                              7.4  Any change in the identity
   or interests of the Guarantor's shareholders.

                        SECTION 8 - REMEDIES

                              Upon the occurrence of an Event
   of Default, the Banks may, at its option, and without notice to the Guarantor, do any of the following in any order, at any time and in any combination:

                              8.1  Declare any Obligations to
   be immediately due and payable as to the Guarantor.

                              8.2  Institute a collection
   action directly against the Guarantor.

                              8.3  Exercise any right or remedy
   available under the Loan Agreement or any other Loan Document including, without limitation, the collection of post-default interest at the rate stated in the Loan Agreement.

                              8.4  Execute on any Collateral.

                              8.5  Hold, apply, freeze or
   set-off on account of the Notes, this Guaranty and any other Obligation, funds of the Guarantor on deposit with the Banks in any account, fund or certificate, any indebtedness that the Banks may owe to the Guarantor or any other tangible or intangible property owned by the Guarantor that may be in the possession or under the control of the Banks.

                              8.6  Collect from the Guarantor
   all the Banks' reasonable collection expenses (whether or not suit is actually instituted) including reasonable attorneys fees and disbursements and all other expenses and fees relating to collection that are permitted under the Loan Agreement. All those collection fees and expenses shall be due and payable upon demand, shall bear interest at the default rate in effect under the Notes and shall become Obligations that are secured by all security for any Obligations.

                              8.7  Exercise any other rights
   and remedies available under this Guaranty or any other document or agreement of any kind or at law or in equity.

      Any amount received by either of the Banks pursuant to this Guaranty shall be divided between the Banks as provided in the Loan Agreement.

                   SECTION 9 - SETTLEMENT; RELEASE

                              The settlement or release of any
   claims by the Banks in favor of any other Obligor shall not reduce the amount due from the Guarantor under the terms of this Guaranty. In addition, if a claim is made upon the Banks for repayment or recovery of any funds or property received by the Banks in payment, or on account of, any Obligation for any reason including any claim that such funds or property constituted a preferential or fraudulent transfer, and the Banks repays or returns all or part of those funds or that property by reason of any court order or settlement of any such claim, then Guarantor agrees that any such order or settlement shall be binding upon it notwithstanding any revocation, cancellation, release or apparent satisfaction of any Obligation or this Guaranty, and the Guarantor shall be and remain liable to the Banks for the funds or property returned as if the funds or property had never been received by the Banks.

                      SECTION 10 - SUBROGATION

                              The Guarantor hereby irrevocably
   waives all rights that the Guarantor may have at law or in equity (including any law subrogating the rights of the Guarantor to the rights of any other person) to allege, assert as a defense or seek contribution, indemnification or any other form of reimbursement from the Borrower, or any other person now or hereafter primarily or secondarily liable for any Obligation, for any disbursement made by the Guarantor under or in connection with this Guaranty or any other Loan Document or otherwise.

                     SECTION 11 - SUBORDINATION

                              The Guarantor hereby agrees that
   all indebtedness owing from the Borrower to the Guarantor, whether now existing or in the future created, shall be subordinate and inferior in priority to the Obligations and agrees further that should there be an Event of Default no such indebtedness owing from the Borrower to the Guarantor shall be paid, and no security therefore received, until all Obligations have been paid in full. Any instrument evidencing any such indebtedness, and any payment, security or other property received by the Guarantor in violation of this provision, shall be held in trust for the benefit of the Banks and shall be delivered immediately upon receipt by the Guarantor to the Banks to reduce the Obligations.

                SECTION 12 - ACCESS TO LOAN DOCUMENTS

                              The Guarantor hereby expressly
   represents and acknowledges that it has been given ample opportunity to examine and consult with counsel, and has examined and consulted with counsel concerning all Loan Documents and that it has carefully examined the terms and conditions of all Loan Documents. The Guarantor acknowledges receipt of a true copy of each of the Loan Documents including this Guaranty.

                   SECTION 13 - FURTHER ASSURANCES

                              The Guarantor and all other
   Obligors shall, within five days of the Banks' request, execute any documents, provide any lien or other searches and do anything that the Banks determines to be reasonably necessary to establish, perfect, assure or maintain the existence and priority of, this Guaranty and the Banks' liens against any Collateral, the reasonable cost of so doing to be paid by the Guarantor and the other Obligors.

                        SECTION 14 - NOTICES

                              All notices, demands, requests,
   consents and other communications shall be in writing and served by hand delivery, by certified mail with return receipt requested, or by a recognized overnight delivery service, to the addresses for the other parties set forth on the caption of this Guaranty, unless proper written notice has been given to all of the parties of any change in address. Notices and other written communications shall be deemed to have been properly served upon delivery to the designated address; provided, however, that any notice or other communication properly sent by certified mail, return receipt requested, shall be deemed to have been properly served on the third business day after mailing, regardless of when or whether it is actually received.

                   SECTION 15 - PARTIAL INVALIDITY

                If any term or provision of this
   Guaranty is at any time held to be invalid by any court of competent jurisdiction, that invalidity shall not affect the remaining terms and provisions of this Guaranty, which shall continue to be in full force and effect.

            SECTION 16 - NEW JERSEY LAW AND JURISDICTION

                All terms of this Guaranty shall
   be governed by and construed according to the laws of the State of New Jersey. The Guarantor hereby consents to personal jurisdiction in the State of New Jersey with respect to any and all matters arising under or relating to this Guaranty and all other Loan Documents.

                     SECTION 17 - NO JURY TRIAL

                THE GUARANTOR HEREBY WAIVES ANY
   RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO ANY ASPECT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AND REPRESENTS THAT THE GUARANTOR HAS CONSULTED WITH COUNSEL SPECIFICALLY AS TO THIS WAIVER. BY ACCEPTING THIS GUARANTY, THE BANKS ALSO WAIVE THEIR RIGHT TO REQUEST A TRIAL BY JURY.

                     SECTION 18 - BIND AND INURE

                This Guaranty shall be binding
   upon the Guarantor and its successors and assigns and shall inure to the benefit of the Banks and their successors and assigns.

                The Guarantor has executed this
   Guaranty as of the date first written above.

   ATTEST: VILLAGE LIQUOR SHOP, INC.,
           A New Jersey Corporation



                               By:
               , Secretary                        , President

                      NEW JERSEY NATIONAL BANK

                       PRINCIPAL'S CERTIFICATE

                           March   , 1994


           I, Robert Sumas, hereby personally certify to New
   Jersey National Bank ("Bank") that:

           1.  I am the Executive Vice President of Village
   Super Market, Inc. ("Borrower") and               President
   of Village Liquor Shop, Inc. (the "Guarantor") and in that capacity am familiar with all their activities.

           2. I am making this certificate to induce the Banks to make certain loans and financial accommodations to the Borrower as set forth more fully in the Loan Agreement ("Loan Agreement") of this same date between the Banks, the Agent and the Borrower. Capitalized terms in this certificate that are defined in the Loan Agreement shall have the meanings set forth in the Loan Agreement.

           3.  I have carefully read all provisions of all Loan
   Documents and all related documents submitted to the Banks and have had the opportunity to consult with counsel prior to executing this certificate.

           4. As of the Date of Closing, all representations, information and warranties contained in, or otherwise made or given to the Agent or the Banks in connection with, any Loan Document are true, correct and complete in all respects.

           5. The following exhibits have been attached to this certificate in accordance with the Loan Agreement and are true and complete in all respects:

           Exhibit 1 - Locations of property, records and
                       offices;

           Exhibit 2 - Litigation;

           Exhibit 3 - Environmental matters;

           Exhibit 4 - Name and History of Obligors;

           Exhibit 5 - Controlling Interests; and

           Exhibit 6 - Liens.

           6. As of the Date of Closing, there exists no Event of Default and no condition, event or act that, with notice or lapse of time, would constitute an Event of Default.

           7. I am aware of no liens, encumbrances or claims against any Property that will remain in effect after today, except as set forth on Exhibit 6 and other Permitted
   Encumbrances.

           I have signed this Principal's Certificate as of the date first written above.


   WITNESS:




   Frank Sauro, Esq.          Robert Sumas

                       Exhibit 1 to
                    Principal's Certificate



                  Property and Store Locations

           The following are the locations of all presently existing stores of the Companies as required under Section 6.6 of the Loan Agreement.

          Name of
          Company                Store Address

    1. Borrower          9 So. Orange Ave., So. Orange, NJ
    2. Borrower          483 So. Livingston Ave., Livingston, NJ
    3. Borrower          Rts. 10 & 202, Morris Plains, NJ
    4. Borrower          Prospect Ave. W. Orange, NJ
    5. Borrower          Rt. 202, Bernardsville, NJ
    6. Borrower*         1153 Valley Rd., Stirling, NJ
    7. Borrower*         184 Columbia Turnpike, Florham Park, NJ
    8. Borrower*         2 Lackawana Plaza, Morristown, NJ
    9. Borrower          Shunpike Rd. & Southern Blvd., Chatham, NJ
   11. Borrower          1701-20 US Hwy. 22 W., Watchung, NJ
   12. Borrower          Rt. 57, Washington, NJ
   13. Borrower*         3143 William Penn Hwy., Easton, PA
   14. Borrower*         719 Irvington Ave., Maplewood, NJ
   15. Borrower          Rt. 206, Chester, NJ
   16. Borrower          3rd. & McConnell St., Stroudsburg, PA
   17. Borrower*         Pierce St., Kingston, PA
   18. Borrower          2661 Morris Ave., Union, NJ
   19. Borrower*         220 Main St., Millburn, NJ
   20. Borrower          727 Morris Turnpike, Springfield, NJ
   21. Borrower          Rt. 206 & Amwell Rd., Hillsborough, NJ
   22. Borrower*         Rt. 9 and Bethel Rd., Somers Point, NJ
   23. Borrower          5100 Wellington Ave., Ventnor, NJ
   24. Borrower*         Whitehorse Pike, Absecon, NJ
   25. Borrower*         540 Hurst Ave., Rio Grande, NJ
   26. Borrower*         865 West Grand St., Elizabeth, NJ
   27. Borrower          Bernardsville Annex, Bernardsville, NJ
   28. Borrower*         Egg Harbor, NJ
   29. Borrower          533 Main Street, East Orange, NJ

       All properties are leased from non-Affiliates except as follows:

       Store 6 -         Stirling - owned by Stirling Center
                            Associates, a limited partnership in which Borrower is a limited partner

       Store 7 -         Florham Park - owned by Crescent Center
                            Associates, a limited partnership in which Borrower is a limited partner.

       Store 8 -         Lease assigned to third party, Village
                            secondarily liable

       Store 13 -        owned by Borrower

       Store 14 -        real estate owned by Borrower but leased to
                            independent operator

       Store 17 -        lease has been assigned to a third party,
                            Village in secondarily liable

       Store 19 -        real estate held pursuant to 99 year lease
                            by Millburn 74 Associates of which Borrower is a general partner

       Store 22 -        owned by Borrower

       Store 24 -        owned by Borrower

       Store 25 -        owned by Borrower

       Store 26 -        owned by Borrower

       Store 27 -        owned by Borrower

       Store 28 -        owned by Borrower

                             Exhibit 2 to
                     Principal's  Certificate


                         Litigation


          The following is a detailed description of all claims in all litigation that is an exception to the representation in Section 6.3 of the Loan
   Agreement:

          1.  Various personal injury litigation that
   is fully covered by insurance.

          2.  Hoy v. Village - Luis Hoy, a meat clerk
   in the Easton Shop Rite filed a "hostile environment" sexual harassment claim in
   Pennsylvania State Court against the Easton Meat
   Manager. Based upon the information Village received in conducting an internal investigation, in the event an unfavorable decision is rendered, Village believes that damages should not exceed
   $150,000.00. Village has retained the firm of Daune, Morris and Hecher to represent Village in this matter.

          3.  UFCW, Local No. 72, Health and Welfare
   Fund, et al. v. Village - Health and Welfare Fund for the union that represents the workers in the Village Stroudsburg store and its former Kingston store conducted an audit of the Health and Welfare contributions made by Village from 1988 to 1990.
   The Fund subsequently filed a suit in Federal
   District Court in Pennsylvania alleging that many part time employees should have been reclassified as full time employees. Village is required to make higher payments for full time employees than for part time employees. The Fund's claim has changed several times during the course of this lawsuit but the most recent claim is for approximately $120,000.00. If an unfavorable result is rendered, Village does not believe the damages will exceed that amount. Village has retained the firm of Manning, Griffith to represent
   Village in this matter.


























                             Exhibit 3 to
                              Principal's
   Certificate


                   Environmental Matters


          The following list sets forth all matters required under Section 6.8 of the Loan Agreement:

      A.   Hazardous Substances:

                None











      B.   Permits:

                None









      C.   Standard Industrial Classification Codes:

                5411









                                       Exhibit 4 to
                                    Principal's Certificate


                          Name and History

           The following describes all matters required under
   Section 6.10 of the Loan Agreement:


      A.   Other names and trade names:

           1.  "Shop-Rite"
           2.  Village Market (South Orange and Florham Park)
           3.  The Shop-Rite Annex (Bernardsville)

      B.   Acquisitions:

                In July 1986, Borrower acquired all
              outstanding stock of Starn's Markets, Inc.




      C.   Mergers:

           In July 1992, Supermarket Management Services Co., Inc. (NJ); Starn's Markets, Inc. (NJ); Washington Associates, Inc. (PA); and Easton Shop-Rite, Inc. (PA) were merged into Village. All four had been wholly-owned subsidiaries of Village.




      D. Persons directly or indirectly controlled (other than the Guarantor):

           None




                            Exhibit 5 to
                      Principal's Certificate


                        Controlling Interests


           The following describes all matters required under
   Section 6.11 of the Loan Agreement:

                            Class of Stock
                                and               Offices
      Owner                 % Interest             Held

      Nicholas Sumas        Class A - 11.9%       Chairman and
                            Class B - 24.3%       Director

      Perry Sumas           Class A -  6.4%       President, Chief
                            Class B - 33.8%       Executive Offi-
                                                  cer and Director

      James Sumas           Class A -  1.5%       Vice President,
                            Class B - 16.1%       Chief Operating
                                                  Officer and
                                                  Director

      Robert Sumas          Class A -  1.5%       Executive Vice
                                                  President,
                            Class B -  9.2%       Secretary and
                                                  Director



                       Exhibit 6 to
                          Principal's
   Certificate


                                Liens


                The following describes all matters
   required under Section 6.5 of the Loan Agreement:

                          Property
                Nature of Amounts   Subject
           Lienholder     Lien      Secured   To Lien




   See Footnote 5 to Financial Statement annexed hereto.

                                EXHIBIT G


                         NOTICE OF BORROWING




   New Jersey National Bank
   51 John F. Kennedy Parkway
   Short Hills, New Jersey 07078

   (Attn:  Commercial Lending Department)



           1.   This notice of borrowing is being given
   pursuant to the Loan Agreement dated February   , 1994 among
   Chemical Bank New Jersey, National Association, you and
   Village Super Market, Inc. ("Borrower").

           2. The Borrower hereby requests a loan pursuant to the following lending facility (check one):

                           Revolving Loan
                           Convertible Revolver

           3. The date and amount of the requested borrowing and balances of the relevant facility before and after the loan are as follows:

   Date of     Amount of    Principal Balance     Principal Balance
   Proposed    Proposed     Before Proposed       After Proposed
   Borrowing   Borrowing    Borrowing             Borrowing


     /  /      $            $                     $


           4. The proceeds of this borrowing should be disbursed as follows (check one):

                deposited into Borrower's operating account

           [         deposited into the operating account of
                        Supermarket Management Services Co.,
                        Inc.]

                other:



           5.  The proceeds of this borrowing shall be used for
   the following purposes:
                                                          .

           6. The undersigned personally certifies that (A) the Companies are in compliance with all terms and conditions of the Loan Agreement, (B) no Event of Default or circumstances that with notice or lapse of time would be an Event of Default under the Loan Agreement have occurred and is continuing, (C) all representations and warranties contained in the Loan Agreement remain true as if made as of the date of this Notice and (D) the undersigned is duly authorized to make this borrowing request and deliver this notice.

           I have executed this Notice on behalf of the
   Borrower this      day of             , 19  .

                               VILLAGE SUPER MARKET, INC.



                               By:
                               Name:
                               Title: